Exhibit (a)(1)(i)
Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of

FORTE BIOSCIENCES, INC.
at
$77.00 Net Per Share of Common Stock
by

AVENA MERGER SUB INC.

a wholly owned subsidiary of

ARGENX BV

a wholly owned subsidiary of

ARGENX SE
THE OFFER AND WITHDRAWAL RIGHTS EXPIRE ONE MINUTE FOLLOWING 11:59 P.M., EASTERN TIME, AUGUST 26, 2026, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.
This offer is being made pursuant to the Agreement and Plan of Merger, dated as of July 26, 2026 (together with any amendments or supplements thereto, the “Merger Agreement”), among Forte Biosciences, Inc., a Delaware corporation (“Forte”), argenx BV, a private company with limited liability (besloten vennootschap) organized under Belgian law (“Parent”), and Avena Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Purchaser”). Purchaser is offering to acquire all of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Forte for $77.00 per Share, net to the seller in cash, without interest, subject to any applicable withholding of taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which, together with any amendments or supplements from time to time hereto and thereto, collectively constitute the “Offer”). Under no circumstances will any interest be paid on the consideration for shares pursuant to the Offer, regardless of any extension of the Offer or any delay in making such payment. The Merger Agreement provides, among other things, that Purchaser will be merged with and into Forte (the “Merger” and together with the Offer and the other transactions contemplated by the Merger Agreement, the “Transactions”) without a vote of the stockholders of Forte in accordance with Section 251(h) of the Delaware General Corporation Law (the “DGCL”), as soon as practicable following the acceptance for payment of the Shares validly tendered and not validly withdrawn (the “Offer Acceptance Time”) (but in any event no later than on the first business day immediately following the expiration of the Offer), except if the conditions set forth in the Merger Agreement are not satisfied or, to the extent permissible by legal requirements, waived as of such date, in which case the Merger will occur on the first business day on which all the conditions set forth in the Merger Agreement are satisfied or, to the extent permitted by law, waived, unless Parent and Forte agree to another date prior to the Offer Acceptance Time.
The board of directors of Forte, at a meeting duly called and held, has unanimously (i) determined that the Merger Agreement and the Transactions, including the Offer and the Merger, are advisable and fair to, and in the best interest of, Forte and its stockholders, (ii) declared it advisable to enter into the Merger Agreement, (iii) adopted resolutions approving and declaring the advisability of the execution, delivery and performance by the Company of the Merger Agreement and the consummation of the Transactions, (iv) resolved that the Merger should be effected under Section 251(h) of the DGCL, and (v) adopted resolutions recommending that the stockholders of Forte accept the Offer and tender their Shares to Purchaser pursuant to the Offer, in each case, upon the terms and subject to the conditions set forth in the Merger Agreement.
The Offer is not conditioned on obtaining financing or the funding thereof. However, the Offer is subject to various other conditions, including, among other things, there having been validly tendered (and not validly withdrawn) Shares that, considered together with all other Shares owned by Purchaser and its affiliates (but excluding Shares that have not yet been “received,” as such term is defined by Section 251(h)(6) of the DGCL), would represent one more Share than 50% of the total number of Shares outstanding as of immediately following the consummation of the Offer. A summary of the principal terms of the Offer, including the conditions thereof, is provided herein under the heading “Summary Term Sheet.” This Offer to Purchase and the related Letter of Transmittal contain important information, and you should read these documents carefully before deciding whether to tender your Shares.
Questions, requests for assistance and requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the information agent at the address and telephone number set forth on the back cover of this Offer to Purchase. Stockholders may also contact their brokers, dealers, banks, trust companies or other nominees for assistance concerning the Offer.
August 6, 2026

IMPORTANT
If you desire to tender all or any portion of your Shares in the Offer, this is what you must do:
•
If you are a record holder (i.e., uncertificated stock in book-entry form has been issued to you and you directly hold your Shares in an account with Forte’s transfer agent, Computershare Trust Company, N.A.), you must complete and sign the enclosed Letter of Transmittal, in accordance with the instructions provided therein, and send the completed Letter of Transmittal and any documents required therein to Computershare Trust Company, N.A., the depositary and paying agent for the Offer (the “Depositary”).

•
If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee, you must contact your broker, dealer, commercial bank, trust company or other nominee and give instructions that your Shares be tendered.

The Letter of Transmittal and any other required documents must reach the Depositary prior to the expiration of the Offer (currently scheduled as one minute following 11:59 p.m., Eastern Time, on August 26, 2026, unless extended or earlier terminated as permitted by the Merger Agreement).
Neither the Offer nor the Merger has been approved or disapproved by the U.S. Securities and Exchange Commission (the “SEC”) or any state securities commission nor has the SEC or any state securities commission passed upon the fairness or merits of the Offer or the Merger or upon the accuracy or adequacy of the information contained in this Offer to Purchase or the Letter of Transmittal. Any representation to the contrary is unlawful.
* * *
Questions and requests for assistance may be directed to the Information Agent at the address and telephone numbers set forth below and on the back cover of this Offer to Purchase. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance. Additional copies of this Offer to Purchase, the Letter of Transmittal and other related materials may be obtained from the information agent or from your broker, dealer, commercial bank, trust company or other nominee. Copies of these materials may also be found at the website maintained by the SEC at www.sec.gov.
The Information Agent for the Offer is:
Innisfree M&A Incorporated

Innisfree M&A Incorporated
500 Fifth Avenue, 21st floor
New York, New York 10110
Stockholders may call toll free: (877) 800-5190
Banks and Brokers may call collect: (212) 750-5833

SUMMARY TERM SHEET
Avena Merger Sub Inc. (“Purchaser”), a wholly owned subsidiary of argenx BV (“Parent”), is offering to acquire all of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Forte Biosciences, Inc. (“Forte”) for $77.00 per Share, net to the seller in cash, without interest (the “Offer Price”), subject to any applicable withholding of taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which, together with any amendments or supplements from time to time hereto and thereto, collectively constitute the “Offer”), and pursuant to the Agreement and Plan of Merger, dated as of July 26, 2026 (as it may be amended or supplemented from time to time, the “Merger Agreement”), among Forte, Parent and Purchaser. The following are some of the questions you, as a Forte stockholder, may have and answers to those questions. This summary term sheet is not meant to be a substitute for the more detailed information contained in the remainder of this Offer to Purchase, and you should carefully read this Offer to Purchase and the accompanying Letter of Transmittal in their entirety because the information in this summary term sheet is not complete and additional important information is contained in the remainder of this Offer to Purchase and the related Letter of Transmittal. This summary term sheet includes cross-references to other sections of this Offer to Purchase to direct you to the sections of this Offer to Purchase containing a more complete description of the topics covered in this summary term sheet. Unless the context otherwise requires, the terms “we,” “us” and “our” refer to Purchaser and, where appropriate, Parent. The information concerning Forte contained herein and elsewhere in this Offer to Purchase has been provided to Parent and Purchaser by Forte or has been taken from, or is based upon, publicly available documents or records of Forte on file with the Securities and Exchange Commission (the “SEC”) or other public sources at the time of the Offer. Parent and Purchaser have not independently verified the accuracy or completeness of such information.

Securities Sought	All of the outstanding Shares.

Price Offered Per Share	$77.00 per Share, net to the seller in cash, without interest, subject to any applicable withholding of taxes.

Scheduled Expiration of Offer	One minute following 11:59 p.m., Eastern Time, on August 26, 2026, unless the Offer is extended or earlier terminated as permitted by the Merger Agreement.

Purchaser	Avena Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of argenx BV, a private company with limited liability (besloten vennootschap) organized under Belgian law.

Who is offering to buy my securities?
Avena Merger Sub Inc., a wholly owned subsidiary of Parent, is offering to buy your Shares. We are a Delaware corporation formed for the purpose of making this Offer for all of the outstanding Shares and completing the process by which we will be merged with and into Forte.
See the “Introduction” to this Offer to Purchase and “The Offer—Section 9—Certain Information Concerning Parent and Purchaser.”
What securities are you offering to purchase?
We are offering to acquire all of the outstanding Shares, on the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal.
See the “Introduction” to this Offer to Purchase and “The Offer—Section 1—Terms of the Offer.”
Why are you making the Offer?
We are making the Offer to acquire all of the outstanding Shares of Forte. If the Offer is consummated, upon the terms and subject to the conditions set forth in the Merger Agreement and in accordance with the relevant provisions of the Delaware General Corporation Law (the “DGCL”) and other applicable legal requirements, Purchaser will be merged with and into Forte (the “Merger”), with Forte surviving the Merger. Upon consummation of the Merger, Forte will cease to be a publicly traded company and will become a wholly owned subsidiary of Parent.

See “The Offer—Section 11—Background of the Offer; Contacts with Forte” and “The Offer—Section 12—Purpose of the Offer; Plans for Forte; Stockholder Approval; Appraisal Rights.”
How much are you offering to pay for my securities and what is the form of payment? Will I have to pay any fees or commissions?
We are offering to pay $77.00 per Share, net to the seller in cash, without interest, subject to any applicable withholding of taxes. If you are the record holder of your Shares (i.e., uncertificated stock in book-entry form has been issued to you) and you directly tender your Shares to Purchaser in the Offer, you will not have to pay brokerage fees or similar expenses. If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee, and your broker, dealer, commercial bank, trust company or other nominee tenders your Shares on your behalf, then they may charge you a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.
See the “Introduction” to this Offer to Purchase and “The Offer—Section 2—Acceptance for Payment and Payment for Shares.”
Do you have the financial resources to pay for the Shares?
Yes. We estimate that we will need approximately $2.2 billion to purchase all of the Shares pursuant to the Offer and complete the Merger in accordance with the terms and conditions of the Merger Agreement. Parent expects to obtain the necessary funds for the purchase of Shares in the Offer and the completion of the Merger through cash on hand.
See “The Offer—Section 10—Source and Amount of Funds.” We have no specific alternative financing arrangements in connection with the Offer or the Merger. The Offer is not conditioned upon Parent’s or Purchaser’s ability to finance the purchase of Shares pursuant to the Offer or the Merger. We believe the financial condition of argenx SE, Parent and Purchaser is not relevant to a decision by a holder of Shares whether to sell, hold or tender Shares in the Offer.
Is your financial condition relevant to my decision to tender in the Offer?
No. We do not think our financial condition is relevant to your decision as to whether to tender Shares and accept the Offer because:
•	the Offer is being made for all outstanding Shares solely for cash;
•
as described above, we, through Parent, will have sufficient funds to purchase all Shares validly tendered (and not validly withdrawn) in the Offer and to complete the Merger, which is expected to occur as promptly as reasonably practicable following the Offer Acceptance Time (as defined below) (but in any event no later than on the first business day immediately following the expiration of the Offer), subject to the satisfaction or waiver of the other conditions set forth in the Merger Agreement;

•	consummation of the Offer is not subject to, or conditioned upon, any financing condition; and
•	if we consummate the Offer, we expect to acquire any remaining Shares for the same cash per Share price in the Merger.
See “The Offer—Section 10—Source and Amount of Funds.”
What are the conditions to the Offer?
Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”), pay for any Shares tendered pursuant to the Offer, if any of the conditions set forth below (the “Offer Conditions”) is not satisfied or waived in writing by Parent and Purchaser (to the extent waivable by Parent and Purchaser) as of one minute following 11:59 p.m., Eastern Time, on August 26, 2026 (as such date may be extended in accordance with the Merger Agreement, the “Expiration Date”):
•
there must be validly tendered (and not validly withdrawn) in the Offer, a number of Shares that, considered together with all other Shares owned by Purchaser and its affiliates represent one more Share than 50% of the total number of Shares outstanding as of immediately following the consummation of the Offer (the “Minimum Condition”);

•	the representations and warranties of Forte as set forth:
•
in Section 3.03(a), Section 3.03(c) and Section 3.03(d) (Capitalization, Etc.) of the Merger Agreement being true and correct in all respects as of the date of the Merger Agreement and at and as of the Expiration Date as if made on and as of the Expiration Date (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period), except where the failure to be so true and correct in all respects, individually or in the aggregate, would not reasonably be expected to require Forte, Parent and Purchaser, collectively, to pay additional consideration in excess of $7,500,000 pursuant to the Merger Agreement with respect to payment of Shares for the Offer relative to the consideration that would have been so payable had such representations and warranties been true and correct in all respects as of the date of the Merger Agreement and at and as of the Expiration Date as if made on and as of the Expiration Date, or to the extent any such representation or warranty expressly relates to an earlier date or period, as of such date or period;

•
in the first sentence of Section 3.01 (Due Organization), Section 3.02 (Organizational Documents), Section 3.03(b) and Section 3.03(e) (Capitalization, Etc.), Section 3.04 (Authority; Binding Nature of Agreement), Section 3.22 (Takeover Laws), Section 3.23(a)(i) (Non-Contravention; Consent), Section 3.24 (Opinion of Financial Advisor) and Section 3.25 (Brokers and Other Advisors) of the Merger Agreement being true and correct in all material respects as of the date of the Merger Agreement and at and as of the Expiration Date as if made on and as of the Expiration Date (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period);

•	in Section 3.06(b) (No Material Adverse Effect) being true and correct in all respects as of the date of the Merger Agreement; and
•
in the Merger Agreement (other than those referred to in the three sub-bullets above) being true and correct (disregarding for this purpose all “Material Adverse Effect” and “materiality” qualifications contained in such representations and warranties), as of the date of the Merger Agreement and as of the Expiration Date as if made on and as of the Expiration Date (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period), except where the failure of such representations and warranties to be so true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (the conditions in this sub-bullet and the three foregoing sub-bullets, collectively, the “Representations Condition”);

•
with respect to all obligations, covenants and agreements Forte being required to comply with or perform at or prior to the Expiration Date, Forte having complied with or performed in all material respects such obligations, covenants and agreements (the “Obligations Condition”);

•	since the date of the Merger Agreement, there not having occurred a Material Adverse Effect that is continuing (the “No MAE Condition”);
•
the waiting period (or any extension thereof) applicable to the Offer or the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) having expired or been terminated, and if Parent or Forte has entered into an agreement with any governmental body regarding the timing of the consummation of the Offer or the Merger, the agreement permitting such consummation (together, the “HSR Clearance Condition”);

•
Parent and Purchaser having received a certificate executed on behalf of Forte by Forte’s Chief Executive Officer and Chief Financial Officer certifying that the Representations Condition, the Obligations Condition and the No MAE Condition have been satisfied (the “Certificate Condition”);

•
there not having been issued by any governmental body of competent jurisdiction, and remaining in effect, any judgment, temporary restraining order, preliminary or permanent injunction or other order, decree or ruling restraining, enjoining or otherwise preventing the acquisition of or payment for Shares pursuant to the Offer or the consummation of the Offer or the Merger or subsequent integration, and there not having been any legal requirement promulgated, enacted, issued or deemed applicable to the Offer or the Merger by any governmental body which prohibits or makes illegal the acquisition of or payment for Shares pursuant to the Offer or the consummation of the Merger or subsequent integration (together, the “No Restraints Condition”); and
•	the Merger Agreement not having been terminated in accordance with its terms (the “Termination Condition”).
See also “The Offer—Section 16—Certain Legal Matters; Regulatory Approvals.” Consummation of the Offer is not conditioned on obtaining financing or the funding thereof.
Is there an agreement governing the Offer?
Yes. Forte, Parent and Purchaser have entered into the Agreement and Plan of Merger, dated as of July 26, 2026. Pursuant to the Merger Agreement, the parties have agreed on, among other things, the terms and conditions of the Offer and, following consummation of the Offer, the Merger of Purchaser with and into Forte.
See the “Introduction” to this Offer to Purchase and “The Offer—Section 13—The Transaction Documents—The Merger Agreement.”
What does Forte’s board of directors think about the Offer?
Forte’s board of directors (the “Forte Board”), at a meeting duly called and held, unanimously:
•	determined that the Merger Agreement and the Transactions, including the Offer and the Merger, are advisable and fair to, and in the best interest of, Forte and its stockholders;
•	declared it advisable to enter into the Merger Agreement;
•
adopted resolutions approving and declaring the advisability of the execution, delivery and performance by Forte of the Merger Agreement and the consummation of the Transactions, including the Offer and the Merger;

•	resolved that the Merger will be effected under Section 251(h) of the DGCL; and
•	adopted resolutions recommending that the stockholders of Forte accept the Offer and tender their Shares to Purchaser pursuant to the Offer.
Forte will file a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC (the “Schedule 14D-9”) indicating the approval of the Merger Agreement, the Offer, the Merger and the other Transactions by the Forte Board and recommending that Forte’s stockholders tender their Shares to Purchaser pursuant to the Offer.
See “The Offer—Section 11—Background of the Offer; Contacts with Forte” and “The Offer—Section 13—The Transaction Documents—The Merger Agreement.” A more complete description of the reasons for the Forte Board’s approval of the Offer and the Merger will be set forth in the Schedule 14D-9 filed with the SEC and mailed to Forte’s stockholders.
How long do I have to decide whether to tender my Shares in the Offer?
You have until one minute following 11:59 p.m., Eastern Time, on August 26, 2026 to decide whether to tender your Shares in the Offer, unless the Offer is extended or earlier terminated as permitted by the Merger Agreement. See “The Offer—Section 1—Terms of the Offer.” If we extend the Offer as described below under “Introduction” to this Offer to Purchase, you will have an additional opportunity to tender your Shares. Please be aware that if your Shares are held by a broker, dealer, commercial bank, trust company or other nominee, they may require advance notification before the Expiration Date of the Offer.
When and how will I be paid for my tendered Shares?
In accordance with the terms and conditions of the Merger Agreement, and subject only to the satisfaction or, to the extent waivable by Purchaser or Parent, waiver by Purchaser or Parent of the Offer Conditions, promptly following the Expiration Date (subject to any extensions of the Offer in accordance with the Merger Agreement), Purchaser will (and Parent will cause Purchaser to) irrevocably accept for payment (such time of acceptance for payment, the “Offer Acceptance Time”) all Shares validly tendered (and not validly withdrawn) pursuant to the Offer. Payment for such Shares will be made as promptly as practicable following the Offer Acceptance Time (and in any event within three business days).

We will pay for your validly tendered and not validly withdrawn Shares by depositing the purchase price with Computershare Trust Company, N.A., the depositary and paying agent for the Offer (the “Depositary”), which will act as paying agent for the purpose of receiving payments from Purchaser and transmitting such payments to you. In all cases, if you are a record holder (i.e., uncertificated stock in book-entry form has been issued to you and you directly hold your Shares in an account with Forte’s transfer agent, Computershare Trust Company, N.A.), you must complete and sign the enclosed Letter of Transmittal in accordance with the instructions provided therein.
Can the Offer be extended and under what circumstances?
Yes. Purchaser must (and Parent must cause Purchaser to) extend the Offer for any period required by any law, any interpretation or position of the SEC or its staff or The Nasdaq Capital Market (“Nasdaq”) applicable to the Offer. Further, if, as of the then-scheduled Expiration Date, any Offer Condition is not satisfied (unless such condition is waivable by Purchaser or Parent and has been waived), Purchaser must (and Parent must cause Purchaser to) extend the Offer for additional periods of 10 business days per extension (with each such period to end one minute after 11:59 p.m. Eastern Time on the last business day of such period) (or such other duration as may be agreed in writing by Parent and Forte), to permit such Offer Condition to be satisfied. However, if each Offer Condition other than the Minimum Condition has been satisfied or waived and the Minimum Condition has not been satisfied, Purchaser must (and Parent must cause Purchaser to) extend the Offer for additional periods of 10 business days per extension (or such other duration as may be agreed in writing by Parent and Forte) in order to permit the Minimum Condition to be satisfied. Such requirement to extend the Offer in order to permit the Minimum Condition to be satisfied will apply only on three separate occasions, after which Parent and Purchaser will not be required to (and, without the prior written consent of Forte, Parent and Purchaser will not be permitted to) so extend the Offer.
Notwithstanding the foregoing, Purchaser (a) is not required to extend the Offer beyond the earlier of (i) the valid termination of the Merger Agreement, and (ii) the End Date (as defined below, and such earlier occurrence, the “Extension Deadline”); and (b) is not permitted to extend the Offer beyond the Extension Deadline without the prior written consent of Forte. The “End Date” means on or prior to one minute after 11:59 p.m., Eastern Time, on November 30, 2026.
Will you provide a subsequent offering period?
We will not offer a subsequent offering period.
How will I be notified if the Offer is extended?
If we extend the Offer, we will inform the Depositary of that fact and will make a public announcement of the extension no later than 9:00 a.m., Eastern Time, on the business day after the day on which the Offer was scheduled to expire.
How do I tender my Shares?
If you wish to accept the Offer, you must:
•
If you are a record holder (i.e., uncertificated stock in book-entry form has been issued to you and you directly hold your Shares in an account with Forte’s transfer agent, Computershare Trust Company, N.A.): complete and sign the enclosed Letter of Transmittal in accordance with the instructions provided therein, and send it with any documents required in the Letter of Transmittal to the Depositary as set forth in Section 3 of this Offer to Purchase.

•
If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee: contact your broker, dealer, commercial bank, trust company or other nominee and give instructions that your Shares be tendered.

These materials must reach the Depositary prior to the Expiration Date. Detailed instructions are contained in the Letter of Transmittal and in “The Offer—Section 3—Procedures for Tendering Shares.”
We are not providing for guaranteed delivery procedures. Therefore, you must allow sufficient time for the necessary tender procedures to be completed during normal business hours of the Depositary, which is earlier than the Expiration Date. In addition, for Forte stockholders who are registered holders, the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees and any other documents required by the Letter of Transmittal (or in the case of a book-entry transfer, an Agent’s

Message in lieu of the Letter of Transmittal and such other documents) must be received by the Depositary prior to the Expiration Date. Forte stockholders must tender their Shares in accordance with the procedures set forth in this Offer to Purchase and the Letter of Transmittal. Tenders received by the Depositary after the Expiration Date will be disregarded and of no effect.
Until what time can I withdraw tendered Shares?
You can withdraw some or all of the Shares that you previously tendered in the Offer at any time prior to the Expiration Date. Further, if we have not accepted your Shares for payment by October 5, 2026, you may withdraw them at any time after October 5, 2026. Once we accept your tendered Shares for payment upon the Expiration Date, you will no longer be able to withdraw them.
See “The Offer—Section 4—Withdrawal Rights.”
How do I withdraw tendered Shares?
To withdraw Shares that you previously tendered in the Offer, you must deliver a written notice of withdrawal, which includes the required information, to the Depositary while you have the right to withdraw such Shares. If you tendered Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, then you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange to withdraw the Shares.
See “The Offer—Section 4—Withdrawal Rights.”
Who can participate in the Offer?
The Offer is open to all stockholders of record and beneficial owners of Shares.
Can holders of stock options and/or restricted stock units participate in the Offer?
The Offer is only for the outstanding Shares and not for (a) any options to purchase Shares (“Forte Options”) or (b) any award of restricted stock units (“Forte RSUs” and together with the Forte Options, the “Forte Equity Awards”). If you hold unexercised Forte Options and you wish to participate in the Offer, you must exercise your Forte Options (to the extent they are exercisable) in accordance with the terms of the applicable award agreement, and tender such Shares received upon the exercise in accordance with the terms of the Offer. Pursuant to the Merger Agreement, at the Effective Time (as defined below), and subject to all applicable withholding taxes:
•
each Forte Option that is outstanding and unexercised as of immediately prior to the Effective Time, whether or not vested, and which has a per Share exercise price that is less than the Offer Price (each, an “In the Money Option”), will be canceled and converted into the right to receive (without interest) a cash payment equal to (i) the excess of (A) the Offer Price over (B) the applicable exercise price, multiplied by (ii) the total number of Shares subject to such In the Money Option immediately prior to the Effective Time;

•	each Forte Option with a per Share exercise price equal to or greater than the Offer Price will be canceled for no consideration; and
•
each Forte RSU that is outstanding as of immediately prior to the Effective Time, whether vested or unvested, will, be canceled and converted into the right to receive (without interest) a cash payment in an amount equal to the product of (i) the Offer Price, and (ii) the number of Shares subject to such Forte RSU.

See “The Offer—Section 13—The Transaction Documents—The Merger Agreement—Treatment of Forte Equity Awards.”
At the Effective Time, the Tocagen Inc. 2017 Equity Incentive Plan, the Forte Biosciences Subsidiary, Inc. 2018 Equity Incentive Plan, the Forte Biosciences, Inc. 2020 Inducement Equity Incentive Plan, and the Forte Biosciences, Inc. 2021 Equity Incentive Plan, in each case, as amended (collectively, the “Forte Equity Plans”), and all outstanding equity and equity-based awards granted thereunder will terminate with no liability to the participants thereunder (other than with respect to the right to receive payment in accordance with the terms of the Merger Agreement), and no further Shares, Forte Options, Forte RSUs, equity interests or other rights with respect to Shares will be granted under the Forte Equity Plans.
The effective time of the Merger (being such date and at such time as a certificate of merger in respect of the Merger is duly filed with the Secretary of State of the State of Delaware or at such later time and date as may be agreed upon by the parties to the Merger Agreement in writing and specified in the certificate of merger in accordance with the DGCL) is referred to as the “Effective Time.”

How will the Forte ESPP be treated?
Following the date of the Merger Agreement, (i) no individual who was not a participant in the Tocagen, Inc. 2017 Employee Stock Purchase Plan (the “Forte ESPP”) as of the date of the Merger Agreement may enroll in the Forte ESPP with respect to the offering period in effect as of that date (the “ESPP Offering Period”), and no participant may increase the percentage amount of his or her payroll deduction election from that in effect on the date of the Merger Agreement for the ESPP Offering Period, and (ii) no new offering period will be commenced under the Forte ESPP on or after the date of the Merger Agreement. If the applicable purchase date with respect to the ESPP Offering Period would otherwise occur on or after the Offer Acceptance Time, the ESPP Offering Period will be shortened and the applicable purchase date will occur on the day that is no later than the business day prior to the Effective Time. Any payroll deductions remaining in participant accounts after the final purchase date and not used to purchase Shares will be refunded to the applicable participant, without interest, in accordance with the terms of the Forte ESPP and applicable law. To the extent required by the Forte ESPP, Forte will provide notice to the Forte ESPP participants describing the treatment of the plan pursuant to the Merger Agreement. The Forte ESPP will be terminated immediately prior to the Effective Time.
See “The Offer—Section 13—The Transaction Documents—The Merger Agreement—Treatment of Forte ESPP.”
Will the Offer be followed by a Merger if not all of the Shares are tendered in the Offer? If the Offer is completed, will Forte continue as a public company?
If the Minimum Condition is satisfied and the Offer is consummated, subject to the satisfaction or waiver of the other conditions to the Merger, we will effect the Merger of Purchaser with and into Forte as soon as practicable following the Offer Acceptance Time (but in any event no later than on the first business day immediately following the Expiration Date) in accordance with the terms and conditions of the Merger Agreement. The Merger will be governed by Section 251(h) of the DGCL and effected without a vote of the stockholders of Forte. Pursuant to the Merger Agreement, if the Minimum Condition is not satisfied, we are not required to (nor are we permitted without Forte’s consent to) accept Shares for purchase in the Offer, nor will we be able to consummate the Merger.
However, if the Offer is consummated, we expect to complete the Merger pursuant to Section 251(h) of the DGCL and other applicable legal requirements, after which the separate existence of Purchaser will cease and Forte will continue as the surviving corporation and a wholly owned subsidiary of Parent, and the Shares will no longer be publicly traded, given that, following the Merger, we intend to cause the Shares to be delisted from Nasdaq and deregistered under the Exchange Act. In addition, if the Merger takes place, each Share outstanding immediately prior to the Effective Time (other than (i) (a) Shares owned both as of the date on which Purchaser commences the Offer, within the meaning of Rule 14d-2 under the Exchange Act (the “Offer Commencement Date”) and immediately prior to the Effective Time by Forte (including those held in Forte’s treasury), Parent, Purchaser or any direct or indirect wholly owned subsidiary of Forte or Parent (other than Shares held on behalf of third parties), and (b) Shares irrevocably accepted for purchase pursuant to the Offer (clauses (a) and (b) collectively, the “Excluded Shares”), and (ii) Shares issued and outstanding immediately prior to the Effective Time that are held by holders who are entitled to appraisal rights under Section 262 of the DGCL and have properly exercised and perfected their respective demands for appraisal of such Shares in the time and manner provided in Section 262 of the DGCL and, as of the Effective Time, have neither validly withdrawn nor lost their rights to such appraisal and payment under the DGCL (the “Dissenting Shares”)) will receive the applicable price per Share paid in the Offer without interest and subject to any applicable withholding of taxes.
See the “Introduction” to this Offer to Purchase and “The Offer—Section 12—Purpose of the Offer; Plans for Forte; Stockholder Approval; Appraisal Rights” and “The Offer—Section 13—The Transaction Documents—The Merger Agreement.”
If I decide not to tender, how will the Offer affect my Shares?
If the Merger is consummated, each Share that is not tendered by a stockholder of Forte and irrevocably accepted for purchase in the Offer (other than the Excluded Shares and Dissenting Shares) will be automatically converted into the right to receive the Offer Price, without interest and less any applicable withholding of taxes. If we accept and purchase Shares in the Offer, we will consummate the Merger as soon as reasonably practicable after the Offer Acceptance Time without a vote of the stockholders of Forte, pursuant to the relevant provisions of the DGCL and other applicable legal requirements. Therefore, if the Merger takes place and you do not validly exercise your appraisal rights under Section 262 of the DGCL, the only difference to you between tendering your Shares and not tendering your Shares is that you may be paid later if you do not tender your Shares.

While we are obligated under the terms of the Merger Agreement to consummate the Merger no later than on the first business day immediately following the Expiration Date (subject to satisfaction of the conditions specified in the Merger Agreement) and intend to consummate the Merger as soon as practicable after we consummate the Offer, if the Merger does not take place and the Offer is consummated, there may be so few remaining stockholders and publicly traded Shares that there will no longer be an active or liquid public trading market (or, possibly, any public trading market) for Shares held by stockholders other than Purchaser. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares. Also, Forte may no longer be required to make filings with the SEC or otherwise may no longer be required to comply with the SEC rules relating to publicly held companies.
See “The Offer—Section 7—Possible Effects of the Offer on the Market for the Shares; Stock Exchange Listing; Registration under the Exchange Act; Margin Regulations” and “The Offer—Section 13—The Transaction Documents—The Merger Agreement.”
Assuming the Minimum Condition is satisfied and we purchase the validly tendered Shares in the Offer, no stockholder vote will be required to consummate the Merger, and we do not expect there to be a significant period of time between the consummation of the Offer and the consummation of the Merger.
See “The Offer—Section 12—Purpose of the Offer; Plans for Forte; Stockholder Approval; Appraisal Rights—No Stockholder Approval.”
Are appraisal rights available in either the Offer or the Merger?
No appraisal rights are available in connection with the Offer. However, if the Offer is successful and the Merger is consummated, stockholders of record of Forte or beneficial owners of Shares who (i) did not tender their Shares in the Offer (or, if tendered, validly and subsequently withdrew such Shares prior to the Offer Acceptance Time), (ii) follow the procedures set forth in Section 262 of the DGCL, (iii) have not otherwise waived appraisal rights, (iv) do not thereafter withdraw their demand for appraisal of such Shares or otherwise lose their appraisal rights, in each case in accordance with Section 262 of the DGCL, and (v) in the case of a beneficial owner, have submitted a demand that (x) reasonably identifies the holder of record of the shares for which the demand is made, (y) is accompanied by documentary evidence of such beneficial owner’s beneficial ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and (z) provides an address at which such beneficial owner consents to receive notices given by Forte and to be set forth on the verified list to be filed with the Delaware Register in the Delaware Court of Chancery, will be entitled to demand appraisal rights of their Shares and receive, in lieu of the consideration payable in the Offer and the Merger, a cash payment equal to the “fair value” of their Shares in accordance with Section 262 of the DGCL. The “fair value” of such Shares as of the Effective Time could be more than, the same as or less than the consideration to be received pursuant to the Merger and Forte may argue in any appraisal proceeding that, for purposes of such proceeding, the fair value of such Shares is less than the Offer Price.
See “The Offer—Section 12—Purpose of the Offer; Plans for Forte; Stockholder Approval; Appraisal Rights—Appraisal Rights.”
Have any Forte stockholders already agreed to tender their Shares in the Offer or to otherwise support the Offer?
Yes. Concurrently with entering into the Merger Agreement, Parent and Purchaser entered into separate tender and support agreements (each, a “Support Agreement” and collectively, the “Support Agreements”) with each of the directors and executive officers of Forte, solely in their capacity as stockholders of Forte (each, a “Supporting Stockholder” and collectively, the “Supporting Stockholders”). Each Support Agreement provides, among other things, that each Supporting Stockholder will (i) tender all of the Shares held by such Supporting Stockholder in the Offer, subject to certain exceptions (including the valid termination of the Merger Agreement), and (ii) if applicable, vote all of such Supporting Stockholder’s Shares in favor of the Merger. Each Support Agreement terminates on the earliest of (a) the date and time upon which the Merger Agreement is validly terminated in accordance with its terms,(b) the date and time upon which the Merger becomes effective, (c) written notice of termination from Parent to the Supporting Stockholders, and (d) any amendment or change to the Merger Agreement or the Offer that is effected without the applicable Supporting Stockholder’s consent and that decreases the amount, or changes the form, of consideration payable to all stockholders of Forte pursuant to the terms of the Merger Agreement (other than any increase in the consideration payable in the Offer that does not reduce the cash consideration payable in the Offer). The Support Agreements also contain customary restrictions on the transfer of Shares by the Supporting Stockholders prior to the termination of the applicable Support Agreement, subject to exceptions. The Supporting Stockholders own, in aggregate, approximately 1% of all Shares outstanding. See “The Offer—Section 13—The Transaction Documents—Certain Other Agreements – Support Agreements.”
What is the market value of my Shares as of a recent date?
On July 24, 2026, the last full trading day before we announced our intention to commence the Offer, the closing price of the Shares on Nasdaq was $54.78 per Share. The 60-day volume-weighted average price on Nasdaq was $31.27 per Share and the 90-day volume-weighted average price on Nasdaq was $30.93 per Share. On August 5, 2026, the last full trading day before the date of this Offer to Purchase, the closing price of the Shares on Nasdaq was $76.61. Please obtain a recent quotation for the Shares before deciding whether or not to tender your Shares.
What are the material U.S. federal income tax consequences of exchanging my Shares pursuant to the Offer or the Merger?
In general, your exchange of Shares for cash pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. You are urged to consult your tax advisor about the tax consequences to you of exchanging your Shares pursuant to the Offer or the Merger in light of your particular circumstances. See “The Offer—Section 5—Material U.S. Federal Income Tax Consequences.”
Who can I talk to if I have questions about the Offer?
You may call Innisfree M&A Incorporated, the information agent (the “Information Agent”) for the Offer, toll free at 1 (877) 750-2689 for assistance.
See the back cover of this Offer to Purchase.
To the Stockholders of Forte:

INTRODUCTION
Avena Merger Sub Inc. (“Purchaser”), a wholly owned subsidiary of argenx BV (“Parent”), is offering to acquire all of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Forte Biosciences, Inc. (“Forte”) for $77.00 per Share, net to the seller in cash, without interest (the “Offer Price”), subject to any applicable withholding of taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which, together with any amendments or supplements from time to time hereto and thereto, collectively constitute the “Offer”), and pursuant to the Agreement and Plan of Merger, dated as of July 26, 2026 (as it may be amended or supplemented from time to time, the “Merger Agreement”), among Forte, Parent and Purchaser. Unless the context requires otherwise, the terms “we” and “our” refer to Purchaser and, where appropriate, Parent.
If you are the record holder of your Shares (i.e., uncertificated stock in book-entry form has been issued to you), you will not be required to pay brokerage fees, commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the exchange of Shares for cash pursuant to the Offer. However, if you do not complete and sign the Internal Revenue Service (“IRS”) Form W-9 that is included in the Letter of Transmittal (or an appropriate IRS Form W-8, as applicable), you may be subject to backup withholding at the applicable rate on the gross proceeds payable to you. See “The Offer—Section 3—Procedures for Tendering Shares—Backup Withholding.” Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules will be refunded or credited against your U.S. federal income tax liability, provided the required information is timely furnished to the IRS. Stockholders with Shares held in street name by a broker, dealer, commercial bank, trust company or other nominee should consult with their nominee to determine if they will be charged any transaction fees. We will pay all charges and expenses of Computershare Trust Company, N.A., the depositary and paying agent for the Offer (the “Depositary”), and Innisfree M&A Incorporated, the information agent for the Offer (the “Information Agent”), incurred in connection with the Offer. See “The Offer—Section 17—Fees and Expenses.”
We are making the Offer pursuant to the Merger Agreement, which provides, among other things, that as soon as practicable following the Offer Acceptance Time, subject to the satisfaction or waiver of the other conditions set forth in the Merger Agreement, Purchaser will merge with and into Forte (the “Merger” and, together with the Offer and the other transactions contemplated by the Merger Agreement, the “Transactions”), with Forte continuing as the surviving corporation and a wholly owned subsidiary of Parent. The effective time of the Merger (being such date and at such time as the certificate of merger in respect of the Merger is duly filed with the Secretary of State of the State of Delaware or at such later time and date as may be agreed upon by the parties to the Merger Agreement in writing and specified in the certificate of merger in accordance with the Delaware General Corporation Law (the “DGCL”)) is referred to as the “Effective Time.” As of the Effective Time, each outstanding Share (other than (i) (a) Shares owned both as of the Offer Commencement Date and immediately prior to the Effective Time by Forte (including those held in Forte’s treasury), Parent, Purchaser or any direct or indirect wholly owned subsidiary of Forte or Parent (other than Shares held on behalf of third parties), and (b) Shares irrevocably accepted for purchase in the Offer (clauses (a) and (b) collectively, the “Excluded Shares”), and (ii) Shares issued and outstanding immediately prior to the Effective Time that are held by holders who are entitled to appraisal rights under Section 262 of the DGCL and have properly exercised and perfected their respective demands for appraisal of such Shares in the time and manner provided in Section 262 of the DGCL and, as of the Effective Time, have neither validly withdrawn nor lost their rights to such appraisal and payment under the DGCL (the “Dissenting Shares”)) will receive the applicable price per Share paid in the Offer without interest and subject to any applicable withholding of taxes. The Merger is subject to the satisfaction or waiver of certain conditions described in “The Offer—Section 13—The Transaction Documents—The Merger Agreement—Conditions to the Merger”. “The Offer—Section 13—The Transaction Documents—The Merger Agreement” contains a more detailed description of the Merger Agreement. “The Offer—Section 5—Material U.S. Federal Income Tax Consequences” summarizes the material U.S. federal income tax consequences of the sale of Shares in the Offer and the Merger.
The Offer is only for the outstanding Shares and not for (a) any options to purchase Shares (“Forte Options”), or (b) any award of restricted stock units (“Forte RSUs” and together with the Forte Options, the “Forte Equity Awards”). If you hold unexercised Forte Options and you wish to participate in the Offer, you must exercise your Forte Options (to the extent they are exercisable) in accordance with the terms of the applicable award agreement or applicable Forte Equity Plans (as defined herein), and tender such Shares received upon the exercise in accordance with the terms of the Offer. “Forte Equity Plans” mean collectively the Tocagen Inc. 2017 Equity Incentive Plan, the Forte Biosciences Subsidiary, Inc. 2018 Equity Incentive Plan, the Forte Biosciences, Inc. 2020 Inducement Equity Incentive Plan, and the Forte Biosciences, Inc. Amended and Restated 2021 Equity Incentive Plan.

Pursuant to the Merger Agreement, at the Effective Time, subject to all applicable withholding taxes:
•
each Forte Option that is outstanding and unexercised as of immediately prior to the Effective Time, whether or not vested and which has a per Share exercise price that is less than the Offer Price (each, an “In the Money Option”), will be canceled and converted into the right to receive (without interest) a lump sum cash payment equal to (i) the excess of (A) the Offer Price over (B) the applicable exercise price, multiplied by (ii) the total number of Shares subject to such In the Money Option immediately prior to the Effective Time;

•	each Forte Option with a per Share exercise price equal to or greater than the Offer Price will be canceled for no consideration; and
•
each Forte RSU that is outstanding as of immediately prior to the Effective Time, whether vested or unvested, will be canceled and converted into the right to receive (without interest) a cash payment in an amount equal to the product of (i) the Offer Price, and (ii) the number of Shares subject to such Forte RSU.

At the Effective Time, the Forte Equity Plans and all outstanding equity and equity-based awards granted thereunder will terminate with no liability to the participants thereunder (other than with respect to the right to receive payment in accordance with the terms of the Merger Agreement), and no further Shares, Forte Equity Awards, equity interests or other rights with respect to Shares will be granted under the Forte Equity Plans.
Following the date of the Merger Agreement, (i) no individual who was not a participant in the Forte ESPP as of the date of the Merger Agreement may enroll in the Forte ESPP with respect to the offering period in effect as of that date (the “ESPP Offering Period”), and no participant may increase the percentage amount of his or her payroll deduction election from that in effect on the date of the Merger Agreement for the ESPP Offering Period, and (ii) no new offering period will be commenced under the Forte ESPP on or after the date of the Merger Agreement. If the applicable purchase date with respect to the ESPP Offering Period would otherwise occur on or after the Offer Acceptance Time, the ESPP Offering Period will be shortened and the applicable purchase date will occur on the day that is no later than the business day prior to the Effective Time. Any payroll deductions remaining in participant accounts after the final purchase date and not used to purchase Shares will be refunded to the applicable participant, without interest, in accordance with the terms of the Forte ESPP and applicable law. To the extent required by the Forte ESPP, Forte will provide notice to the Forte ESPP participants describing the treatment of the plan pursuant to the Merger Agreement. The Forte ESPP will be terminated immediately prior to the Effective Time.
The board of directors of Forte (the “Forte Board”), at a meeting duly called and held, has unanimously (i) determined that the Merger Agreement and the Transactions, including the Offer and the Merger, are advisable and fair to, and in the best interest of, Forte and its stockholders, (ii) declared it advisable to enter into the Merger Agreement, (iii) adopted resolutions approving and declaring the advisability of the execution, delivery and performance by Forte of the Merger Agreement and the consummation of the Transactions, including the Offer and the Merger, (iv) resolved that the Merger will be effected under Section 251(h) of the DGCL, and (v) adopted resolutions recommending that the stockholders of Forte accept the Offer and tender their Shares to Purchaser pursuant to the Offer.
Forte will file its Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) with the U.S. Securities and Exchange Commission (the “SEC”) and disseminate the Schedule 14D-9 to holders of Shares, in connection with the Offer. The Schedule 14D-9 will include a more complete description of the Forte Board’s reasons for authorizing and approving the Merger Agreement and the Transactions. Therefore, stockholders of Forte are encouraged to review the Schedule 14D-9 carefully and in its entirety.
Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act, pay for any Shares tendered pursuant to the Offer, if any Offer Condition is not satisfied or waived in writing by Parent and Purchaser (to the extent waivable by Parent and Purchaser) as of the Expiration Date. The Offer is not conditioned upon Parent or Purchaser obtaining financing or the funding thereof. These and other conditions to the Offer are described in “The Offer—Section 15—Conditions to the Offer” and “The Offer—Section 16—Certain Legal Matters; Regulatory Approvals.”
According to Forte, as of the close of business on August 5, 2026, the most recent practicable date, (i) 3,217,695 Shares were subject to issuance pursuant to warrants to purchase Shares, (ii) 3,830,420 Shares were subject to issuance pursuant to Forte Options granted and outstanding under the Forte Equity Plans (which Forte Options have a weighted average exercise price of $18.22), (iii) 590,608 Shares were subject to issuance pursuant to Forte RSUs granted and outstanding under the Forte Equity Plans, (iv) a maximum of 3,474 Shares were estimated to be subject to outstanding purchase rights under the Forte ESPP (assuming a purchase price equal to the fair market value of a Share on the first day of the Forte ESPP offering period).
Assuming no additional Shares are issued prior to the Expiration Date and based on the Shares outstanding as of August 5, 2026 and taking into account the 951,655 Shares currently owned by Purchaser and its affiliates, we anticipate that the Minimum Condition would be satisfied if approximately 9,662,889 Shares are validly tendered and not validly withdrawn pursuant to the Offer prior to the Expiration Date.
We currently intend, as soon as practicable following the Offer Acceptance Time, subject to the satisfaction or waiver of the other conditions set forth in the Merger Agreement, to consummate the Merger pursuant to the Merger Agreement. Following the Merger, the directors and officers of Purchaser will be the directors and officers of Forte.
Section 251(h) of the DGCL provides that, if following consummation of a tender offer for any and all shares of a public Delaware corporation that would otherwise be entitled to vote on a merger (other than shares held by the acquiring entity and its affiliates), the stock irrevocably accepted for purchase pursuant to such offer and received by the Depositary for such tender offer prior to expiration of such offer, plus the stock otherwise owned by the acquiring entity equals at least the amount of shares of each class of stock of the target corporation that would otherwise be required for the stockholders of the target corporation to adopt a merger agreement with the acquiring entity, and each share of each class or series of stock of the target corporation not irrevocably accepted for purchase in the offer is converted into the right to receive the same consideration as was payable in the tender offer, the target corporation can effect a merger without the vote of the stockholders of the target corporation. Therefore, the parties have agreed, and the Merger Agreement requires, that, subject to the conditions specified in the Merger Agreement, the Merger will become effective as soon as practicable after the consummation (within the meaning of Section 251(h) of the DGCL) of the Offer, without a vote of Forte’s stockholders, in accordance with Section 251(h) of the DGCL. See “The Offer—Section 12—Purpose of the Offer; Plans for Forte; Stockholder Approval; Appraisal Rights.”
The Offer is conditioned upon the fulfillment of the conditions described in “The Offer—Section 15—Conditions to the Offer.” The Offer will expire one minute following 11:59 p.m., Eastern Time, on August 26, 2026, unless the Offer is extended or earlier terminated as permitted by the Merger Agreement (the “Expiration Date”). See “The Offer—Section 13—The Transaction Documents—The Merger Agreement—Extensions of the Offer.”
This Offer to Purchase does not constitute a solicitation of proxies, and Purchaser is not soliciting proxies in connection with the Offer or the Merger. If the Minimum Condition is satisfied and Purchaser consummates the Offer, Purchaser will consummate the Merger pursuant to Section 251(h) of the DGCL without a vote of Forte’s stockholders.
THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD CAREFULLY READ THE DOCUMENTS IN THEIR ENTIRETY BEFORE YOU MAKE A DECISION WITH RESPECT TO THE OFFER.

THE OFFER
1.	Terms of the Offer
Upon the terms and subject to the conditions of the Offer, we will accept for payment and pay for all Shares that are validly tendered and not validly withdrawn in accordance with the procedures set forth in “—Section 3—Procedures for Tendering Shares” at or prior to the Expiration Date. The Offer will expire one minute following 11:59 p.m., Eastern Time, on August 26, 2026, unless extended or earlier terminated as permitted by the Merger Agreement. No “subsequent offering period” in accordance with Rule 14d-11 of the Exchange Act will be available.
The Offer is subject to the Offer Conditions set forth in “—Section 15—Conditions to the Offer,” which include, among other things, satisfaction of the Minimum Condition, the Obligations Condition, the No MAE Condition, the HSR Clearance Condition, and the No Restraints Condition. See also “—Section 16—Certain Legal Matters; Regulatory Approvals.” Subject to the satisfaction and waiver of the Offer Conditions, we will (i) promptly following the Expiration Date (subject to any extensions of the Offer in accordance with the Merger Agreement) accept for payment all Shares tendered (and not validly withdrawn) pursuant to the Offer, and (ii) as promptly as practicable after the Offer Acceptance Time (and in any event within three business days), pay for such Shares.
Purchaser must (and Parent must cause Purchaser to) extend the Offer for any period required by any law, any interpretation or position of the SEC or its staff or The Nasdaq Capital Market (“Nasdaq”) or its staff applicable to the Offer. Further, if, as of the then-scheduled Expiration Date, any Offer Condition is not satisfied (unless such condition is waivable by Purchaser or Parent and has been waived), Purchaser must (and Parent must cause Purchaser to) extend the Offer for additional periods of 10 business days per extension (with each such period to end one minute after 11:59 p.m. Eastern Time on the last business day of such period) (or such other duration as may be agreed in writing by Parent and Forte), to permit such Offer Condition to be satisfied. However, if each Offer Condition other than the Minimum Condition has been satisfied or waived and the Minimum Condition has not been satisfied, Purchaser must (and Parent must cause Purchaser to) extend the Offer for additional periods of 10 business days per extension (or such other duration as may be agreed in writing by Parent and Forte) in order to permit the Minimum Condition to be satisfied. Such requirement to extend the Offer in order to permit the Minimum Condition to be satisfied will apply only on three separate occasions, after which Parent and Purchaser will not be required to (and, without the prior written consent of Forte, Parent and Purchaser will not be permitted to) so extend the Offer.
Notwithstanding the foregoing, Purchaser (a) is not required to extend the Offer beyond the earlier of (i) the valid termination of the Merger Agreement (ii) the End Date, and (b) is not permitted to extend the Offer beyond the Extension Deadline without the prior written consent of Forte.
Purchaser expressly reserves the right, to the extent permitted by applicable law, to (i) increase the Offer Price, (ii) waive any Offer Condition (to the extent permitted under the Merger Agreement and applicable legal requirements), and (iii) make any other changes in the terms and conditions of the Offer that are not inconsistent with the terms of the Merger Agreement. However, without Forte’s prior written consent, Purchaser and Parent cannot, (A) decrease the Offer Price, (B) change the form of consideration payable in the Offer (but nothing in the Merger Agreement will limit the ability of Parent and Purchaser to increase the consideration payable in the Offer but only if it does not reduce the cash consideration payable in the Offer), (C) decrease the maximum number of Shares sought to be purchased in the Offer, (D) impose conditions or requirements to the Offer in addition to the Offer Conditions, (E) amend, modify or waive the Minimum Condition, the Termination Condition, the HSR Clearance Condition and No Restraints Condition, (F) otherwise amend or modify any of the other terms of the Offer in a manner that adversely affects, or would reasonably be expected to adversely affect, any holder of Shares in its capacity as such, (G) terminate the Offer or accelerate, extend or otherwise change the Expiration Date except as provided by the terms of the Merger Agreement, or (H) provide any “subsequent offering period” (or any extension thereof) within the meaning of Rule 14d-11 promulgated under the Exchange Act. If we make a material change to the terms of the Offer or waive a material condition to the Offer, we will extend the Offer and disseminate additional tender offer materials, in each case, to the extent required by applicable law. The minimum period during which a tender offer must remain open following material changes in the terms of the offer, other than a change in price or a change in percentage of securities sought, depends upon the facts and circumstances, including the materiality of the changes. In a published release, the SEC has stated that in its view an offer must remain open for a minimum period of time following a material change in the terms of such offer and that the waiver of a condition such as the Minimum Condition is a material change in the terms of an offer. The release states that an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and that if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought (including, for the avoidance of doubt, a change in price or percentage of securities sought), a minimum of 10 business days generally is required to allow adequate dissemination and investor response. If, prior to the Expiration Date, Purchaser increases the consideration being paid for Shares accepted for payment pursuant to the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased pursuant to the Offer, whether or not such Shares were tendered prior to the announcement of the increase in consideration.
Any extension, termination or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof. Without limiting the manner in which we may choose to make any public announcement, we will have no obligation (except as otherwise required by applicable law) to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to a national news service. In the case of an extension of the Offer, we will make a public announcement of such extension no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled Expiration Date.
The Merger Agreement does not contemplate a subsequent offering period for the Offer.
As soon as practicable following the Offer Acceptance Time (but in any event no later than on the first business day immediately following the Expiration Date), subject to the satisfaction or waiver of the other conditions set forth in the Merger Agreement, Purchaser and Parent expect to complete the Merger without a vote of the stockholders of Forte pursuant to Section 251(h) of the DGCL. We do not expect there to be a significant period of time between the consummation of the Offer and the consummation of the Merger.
Forte has provided Purchaser with its stockholder list, security position listings and certain other information regarding the beneficial owners of Shares for the purpose of disseminating the Offer to holders of Shares. We will send this Offer to Purchase, the related Letter of Transmittal and other related documents to record holders of Shares and to brokers, dealers, commercial banks, trust companies and other nominees whose names appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.
2.	Acceptance for Payment and Payment for Shares
Upon the terms and subject to the conditions to the Offer, we will, promptly following the Expiration Date (subject to any extensions of the Offer in accordance with the Merger Agreement), accept for payment (such time of acceptance for payment, the “Offer Acceptance Time”) and, as promptly as practicable following the Offer Acceptance Time (and in any event within three business days), pay for, all Shares validly tendered and not validly withdrawn pursuant to the Offer prior to the Expiration Date. For information with respect to approvals or other actions that we are or may be required to obtain prior to the completion of the Offer, including under the HSR Act, see “—Section 16—Certain Legal Matters; Regulatory Approvals.”
We will pay for Shares accepted for payment pursuant to the Offer by depositing the purchase price with the Depositary, which will act as paying agent for the purpose of receiving payments from Purchaser and transmitting such payments to you. Upon the deposit of such funds with the Depositary, Purchaser’s obligation to make such payment will be satisfied in full, and tendering stockholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer.
In all cases, payment for Shares accepted for payment will be made only after timely receipt by the Depositary of (a) a confirmation of a book-entry transfer of such Shares into the Depositary’s account at Depository Trust Company (the “Book-Entry Transfer Facility”), (b) a properly completed and duly executed Letter of Transmittal, with any required signature guarantees, or in connection with a book-entry transfer, an Agent’s Message (defined in “—Section 3—Procedures for Tendering Shares—Book-Entry Delivery”), and (c) any other required documents. For a description of the procedures for tendering Shares pursuant to the Offer, see “—Section 3—Procedures for Tendering Shares.” Accordingly, payment may be made to tendering stockholders at different times if delivery of the Shares and other required documents occurs at different times.
For the purposes of the Offer, we will be deemed to have accepted for payment tendered Shares when, as and if we give oral or written notice of our acceptance to the Depositary.
Under no circumstances will any interest be paid on the consideration for Shares pursuant to the Offer, regardless of any extension of the Offer or any delay in making such payment.
If we do not accept for payment any tendered Shares pursuant to the Offer for any reason, or, in the case of Shares delivered by book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility pursuant to the procedures set forth in “—Section 3—Procedures for Tendering Shares,” the Shares will be credited to an account maintained at the Book-Entry Transfer Facility promptly following the expiration, termination or withdrawal of the Offer.
We reserve the right to transfer or assign, in accordance with the terms of the Merger Agreement, in whole or from time to time in part, to one or more of our affiliates the right to purchase Shares tendered pursuant to the Offer, but such assignment will not (i) impede or delay the consummation of the Transactions, or (ii) relieve Parent or Purchaser of their respective obligations under the Merger Agreement.
3.	Procedures for Tendering Shares
Valid Tender of Shares
Except as set forth below, in order for you to tender Shares in the Offer, the Depositary must receive the Letter of Transmittal, properly completed and signed, together with any required signature guarantees, or an Agent’s Message (as defined below) in connection with a book-entry delivery of Shares, and any other required documents, at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date and you must cause your Shares to be tendered pursuant to the procedure for book-entry transfer set forth below and the Depositary must receive timely confirmation of the book-entry transfer of the Shares into the Depositary’s account at the Book-Entry Transfer Facility.
The method of delivery of Shares through the Book-Entry Transfer Facility, and all other required documents, is at your election and sole risk, and delivery will be deemed made only when actually received by the Depositary. In all cases, you should allow sufficient time to ensure timely delivery.
The tender of Shares pursuant to the procedure described above will constitute your acceptance of the Offer, as well as your representation and warranty that (a) you own the Shares being tendered, (b) you have the full power and authority to tender, sell, assign and transfer the Shares tendered, as specified in the Letter of Transmittal, and (c) when the Shares are accepted for payment by Purchaser, we will acquire good and unencumbered title thereto, free and clear of any liens, restrictions, charges or encumbrances and not be subject to any adverse claims. Our acceptance for payment of Shares tendered by you pursuant to the Offer will constitute a binding agreement between Purchaser with respect to such Shares, upon the terms and subject to the conditions to the Offer.
Book-Entry Delivery
The Depositary has established or will establish an account with respect to the Shares for the purposes of the Offer at the Book-Entry Transfer Facility. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may deliver Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary’s account in accordance with the procedures of the Book-Entry Transfer Facility.
If delivery of Shares is effected through book-entry transfer, the Letter of Transmittal should not be returned to the Depositary and instead an Agent’s Message in lieu of the Letter of Transmittal and any other required documents must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Date.
“Agent’s Message” means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a book-entry confirmation stating that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against the participant.
Required documents must be transmitted to and received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase prior to the Expiration Date. Delivery of the enclosed Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.
Signature Guarantees
All signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a member of a recognized Medallion Program approved by The Securities Transfer Association, Inc., including the Securities Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange, Inc. Medallion Signature Program (MSP) or

any other “eligible guarantor institution” (as such term is defined in Rule 17Ad-15 under the Exchange Act) (each, an “Eligible Institution”), unless the Shares tendered are tendered (a) by a registered holder of Shares who has not completed either the box labeled “Special Payment Instructions” or the box labeled “Special Delivery Instructions” on the Letter of Transmittal, or (b) for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.
No Guaranteed Delivery
We are not providing for guaranteed delivery procedures. Therefore, Forte stockholders must allow sufficient time for the necessary tender procedures to be completed during normal business hours of the Depositary, which is earlier than the Expiration Date. In addition, for Forte stockholders who are registered holders, the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees and any other documents required by the Letter of Transmittal (or in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal and such other documents) must be received by the Depositary prior to the Expiration Date. Forte stockholders must tender their Shares in accordance with the procedures set forth in this Offer to Purchase and the Letter of Transmittal. Tenders received by the Depositary after the Expiration Date will be disregarded and of no effect.
Backup Withholding
Under the U.S. federal income tax laws, the Depositary generally will be required to withhold at the applicable backup withholding rate from any payments made to U.S. persons pursuant to the Offer, unless you provide the Depositary with your correct taxpayer identification number and certify that you are not subject to such backup withholding by completing the IRS Form W-9 included in the Letter of Transmittal or otherwise establish an exemption from backup withholding. If you are a non-U.S. person, you generally will not be subject to backup withholding if you certify your foreign status on the appropriate IRS Form W-8 (available at the IRS website: www.irs.gov).
Appointment of Proxy
By executing a Letter of Transmittal, you irrevocably appoint our designees as your attorneys-in-fact and proxies, with full power of substitution, in the manner set forth in the Letter of Transmittal to the full extent of your rights with respect to the Shares tendered and accepted for payment by Purchaser (and any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). All such powers of attorney and proxies are irrevocable and coupled with an interest in the tendered Shares. Such appointment is effective only upon our acceptance for payment of such Shares in accordance with the terms of the Offer. Upon such acceptance for payment, all prior powers of attorney and proxies and consents granted by you with respect to such Shares and other securities will, without further action, be revoked, and no subsequent powers of attorney or proxies may be given nor subsequent written consents executed (and, if previously given or executed, will cease to be effective). Upon such acceptance for payment, our designees will be empowered to exercise all of your voting and other rights as they, in their sole discretion, may deem proper at any annual, special or adjourned meetings of Forte’s stockholders, by written consent or otherwise. We reserve the right to require that, in order for Shares to be validly tendered, immediately upon our acceptance for payment of such Shares, we are able to exercise full voting rights with respect to such Shares and other securities (including voting at any meeting of stockholders then scheduled or acting by written consent without a meeting).
The foregoing powers of attorney and proxies are effective only upon acceptance for payment of Shares pursuant to the Offer. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of Forte’s stockholders.
Determination of Validity
We will determine, in our sole discretion (which may be delegated in whole or in part to the Depositary), all questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares, and our determination will be final and binding. We reserve the absolute right to reject any or all tenders of Shares that we determine not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of Purchaser, be unlawful. We also reserve the absolute right to waive any defect or irregularity in any tender of Shares. No tender of Shares will be deemed to have been validly made until all defects and irregularities with respect to such tender have been cured or waived. None of Forte, Purchaser, Parent, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in tenders or waiver of any such defect or irregularity or incur any liability for failure to give any such notification. Subject to applicable law as applied by a court of competent jurisdiction, our interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding. Tendering stockholders have the right to challenge our determination with respect to their Shares.
4.	Withdrawal Rights
Except as described in this Section 4, tenders of Shares made in the Offer are irrevocable. You may withdraw some or all of the Shares that you have previously tendered in the Offer at any time prior to one minute following 11:59 p.m., Eastern Time on the Expiration Date and, if such Shares have not yet been accepted for payment as provided herein, any time after October 5, 2026, which is 60 days from the date of the commencement of the Offer.
If we extend the period of time during which the Offer is open, are delayed in accepting for payment or paying for Shares or are unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, on our behalf, retain all Shares tendered, and such Shares may not be withdrawn except to the extent that you duly exercise withdrawal rights as described in this Section 4.
For your withdrawal to be effective, a written notice of withdrawal with respect to the Shares must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, and the notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of Shares, if different from that of the person who tendered such Shares. If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with (except in the case of Shares tendered by an Eligible Institution) signatures guaranteed by an Eligible Institution must be submitted before the release of such Shares. If you tendered Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, then you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange to withdraw the Shares. Withdrawals may not be rescinded, and Shares withdrawn will thereafter be deemed not validly tendered. However, withdrawn Shares may be retendered at any time before the Expiration Date by again following any of the procedures described in “—Section 3—Procedures for Tendering Shares.”
We will determine, in our sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal. None of Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or waiver of any such defect or irregularity or incur any liability for failure to give any such notification. Subject to applicable law as applied by a court of competent jurisdiction, our determination will be final and binding. Tendering stockholders have the right to challenge our determination with respect to their Shares.
5.	Material U.S. Federal Income Tax Consequences
This section discusses the material U.S. federal income tax consequences to U.S. Holders and Non-U.S. Holders (in each case, as defined below) who tender Shares pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations proposed or promulgated under the Code, judicial decisions and published rulings and administrative pronouncements of the IRS, all as in effect as of the date of this Offer. These authorities are subject to change, possibly with retroactive effect, and subject to differing interpretations, which could adversely affect a holder of Shares. We have not sought and will not seek any rulings from the IRS regarding the matters discussed herein. There can be no assurance the IRS or a court will not take a contrary position to the views expressed herein. This section does not address the tax treatment of exchanging the Shares pursuant to the Offer or the Merger under the laws of any state, local or non-U.S. taxing jurisdiction.
This discussion is for general information purposes only and is limited to Shares held as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a holder of Shares in light of such holder’s particular circumstances, including to holders subject to special rules such as:
•	banks, insurance companies, or other financial institutions;
•	real estate investment trusts or regulated investment companies;
•	brokers, dealers or traders in currencies or securities, or other persons that elect to use a mark-to-market method of accounting for their holdings in Shares;

•	corporations that accumulate earnings to avoid U.S. federal income tax;
•	S corporations, partnerships and any other entity or arrangement treated as a partnership or a pass-through entity for U.S. federal income tax purposes (and investors therein);
•	tax-exempt organizations or governmental organizations;
•
persons who hold or receive Shares pursuant to the exercise of any employee stock option or otherwise as compensation (including Forte Options, Forte RSUs, Forte Warrants (as defined below), or the Forte ESPP);

•	tax-qualified retirement plans;
•	U.S. Holders that own, or have owned, actually or constructively, more than 5% of our Shares;
•	persons subject to the alternative minimum tax;
•	persons who own (or are deemed to own) stock of Parent;
•	persons who exercise appraisal rights in the Merger;
•	passive foreign investment companies;
•	controlled foreign corporations;
•	persons who hold their Shares through a bank, financial institution or other entity, or a branch thereof, located, organized or resident outside the United States;
•	persons who are subject to anti-inversion, base erosion or anti-abuse rules;
•	persons who hold Shares as “qualified small business stock” pursuant to Section 1202 of the Code;
•	U.S. expatriates and former citizens or long-term residents of the United States; and
•	persons holding Shares as part of a hedge, straddle or other risk-reduction strategy, or as part of a conversion transaction or other integrated investment.
If an entity or arrangement classified as a partnership for U.S. federal income tax purposes holds Shares, the tax treatment of a partner in such partnership will depend on the status of the partner, the activities of such partnership, and certain determinations made at the partner level. Accordingly, each partnership and each partner in such partnership holding Shares is urged to consult its tax advisor regarding the U.S. federal income tax consequences to them of the transactions pursuant to the Offer and the Merger.
For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Shares that, for U.S. federal income tax purposes, is or is treated as:
•	an individual who is a citizen or resident of the United States;
•	a domestic corporation;
•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or
•
a trust (a) that is subject to the primary supervision of a court within the United States and all the substantial decisions of which are controlled by one or more U.S. persons, or (b) that has a valid election in effect under applicable regulations to be treated as a U.S. person.

A “Non-U.S. Holder” is a beneficial owner of Shares other than a U.S. Holder and that is not a partnership for U.S. federal income tax purposes.
THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND MAY NOT, AND IS NOT INTENDED TO, BE CONSTRUED AS TAX ADVICE. EACH HOLDER OF SHARES IS URGED TO CONSULT ITS TAX ADVISOR WITH RESPECT TO THE APPLICATION OF U.S. FEDERAL INCOME TAX LAWS TO ITS PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE TRANSACTIONS PURSUANT TO THE OFFER AND THE MERGER ARISING UNDER U.S. FEDERAL NON-INCOME, STATE, LOCAL AND NON-U.S. TAX LAWS AND UNDER ANY APPLICABLE INCOME TAX TREATY.

The exchange of Shares for cash pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes.
U.S. Holders
In general, a U.S. Holder that exchanges Shares for cash pursuant to the Offer or the Merger will recognize gain or loss equal to the difference between such U.S. Holder’s adjusted tax basis in the Shares and the amount of cash received in exchange therefor. Any gain or loss will be determined separately for each block of Shares (i.e., Shares acquired for the same cost in a single transaction) exchanged pursuant to the Offer or the Merger. Such gain or loss generally will be capital gain or loss. Capital gain of a non-corporate U.S. Holder is subject to U.S. federal income tax at a preferential rate if the U.S. Holder’s holding period in the Shares exceeds one year as of the date of the exchange of such Shares pursuant to the Offer or the Merger, as applicable. The deduction of capital losses is subject to limitations.
Non-corporate U.S. Holders whose income exceeds certain thresholds generally are also subject to a 3.8% tax on all or part of their net investment income. Net investment income includes net gains from the exchange of Shares pursuant to the Offer or the Merger. U.S. Holders are encouraged to consult their respective tax advisors regarding the application of this net investment income tax in their particular circumstances.
Non-U.S. Holders
A Non-U.S. Holder will generally not be subject to U.S. federal income or withholding tax on any gain (or loss) recognized with respect to Shares exchanged in the Offer or the Merger unless:
•
such gain on Shares is effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States (and, if required by applicable income tax treaty, is attributable to such Non-U.S. Holder’s permanent establishment in the United States); or

•	such Non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year of sale and certain other conditions are met.
Gain described in the first bullet point above will generally be subject to U.S. federal income tax on a net income basis in the same manner as a U.S. Holder (unless an applicable income tax treaty provides otherwise). Such gain of a corporate Non-U.S. Holder may also be subject to an additional “branch profits tax” at a 30% rate (or lower rate provided by an applicable income tax treaty).
Gain described in the second bullet point above will generally be subject to tax at a rate of 30% (or a lower rate provided by an applicable income tax treaty), which may be offset by U.S.-source capital losses recognized in the same taxable year by the Non-U.S. Holder, provided that such Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.
Non-U.S. Holders are urged to consult their tax advisors regarding the U.S. federal income tax consequences to them of the transactions pursuant to the Offer and the Merger, including any applicable income tax treaties that may provide for different rules.
Information Reporting and Backup Withholding
Proceeds from the sale of Shares pursuant to the Offer or the Merger generally are subject to information reporting and may be subject to backup withholding at the applicable rate (currently 24%) if the stockholder or other payee fails to provide a valid taxpayer identification number and comply with certain certification procedures or otherwise establish an exemption from backup withholding. Backup withholding is not an additional U.S. federal income tax. Rather, the U.S. federal income tax liability of the person subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may generally be obtained provided that the required information is timely furnished to the IRS. See “—Section 3—Procedures for Tendering Shares—Backup Withholding.”
THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE ARE INCLUDED FOR GENERAL INFORMATIONAL PURPOSES ONLY AND ARE BASED UPON CURRENT LAW. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH U.S. HOLDER AND NON-U.S. HOLDER SHOULD CONSULT SUCH HOLDER’S OWN TAX ADVISORS TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED ABOVE TO SUCH HOLDER AND THE PARTICULAR

U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO SUCH HOLDER, AS WELL AS THE APPLICATION AND EFFECT OF U.S. FEDERAL NON-INCOME, STATE, LOCAL, NON-U.S. AND OTHER TAX LAWS.
6.	Price Range of Shares; Dividends
According to Forte’s Annual Report on Form 10-K for the year ended December 31, 2025, the Shares are listed and principally traded on The Nasdaq Capital Market under the symbol “FBRX.” The following table sets forth the high and low closing sale prices per Share on Nasdaq with respect to the periods indicated and as reported by published financial sources:

	High	Low
2024
First Quarter	$ 21.25	$ 12.09
Second Quarter	$19.50	$11.50
Third Quarter	$16.08	$5.59
Fourth Quarter	$28.00	$4.18
2025
First Quarter	$25.27	$5.50
Second Quarter	$14.66	$5.25
Third Quarter	$15.86	$9.45
Fourth Quarter	$29.69	$10.30
2026
First Quarter	$35.53	$22.56
Second Quarter	$35.09	$15.67
Third Quarter (through August 5, 2026)	$76.98	$20.41

Forte does not pay cash dividends on the Shares and, under the terms of the Merger Agreement, subject to certain exceptions, Forte is not permitted to establish a record date for, declare, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock (including the Shares) or other equity or voting interests. If we acquire control of Forte, we currently intend that no dividends will be declared on the Shares prior to the Effective Time.
On July 24, 2026, the last full trading day before the announcement of the Merger Agreement, the Merger and the Offer, the closing price per Share on Nasdaq was $54.78 in published financial sources, the 60-day volume-weighted average price on Nasdaq was $31.27 per Share and the 90-day volume-weighted average price on Nasdaq was $30.93 per Share. On August 5, 2026, the last full trading day before the date of this Offer to Purchase, the closing price per Share on Nasdaq was $76.61. Please obtain a recent quotation for the Shares before deciding whether or not to tender. The Company has advised Parent that, as of the close of business on August 5, 2026, 21,229,087 Shares were outstanding.
7.	Possible Effects of the Offer on the Market for the Shares; Stock Exchange Listing; Registration under the Exchange Act; Margin Regulations
Assuming the Minimum Condition is satisfied and we purchase the Shares in the Offer, no stockholder vote will be required to consummate the Merger. Following the consummation of the Offer and subject to the satisfaction or waiver of the remaining conditions contained in the Merger Agreement, we intend to consummate the Merger as soon as practicable. We do not expect there to be a significant period of time between consummation of the Offer and consummation of the Merger.
Possible Effects of the Offer on the Market for the Shares
While we are obligated under the terms of the Merger Agreement to consummate the Merger as soon as practicable following the Offer Acceptance Time (but in any event no later than on the first business day immediately following the Expiration Date) (subject to the satisfaction of the conditions specified in the Merger Agreement) and intend to consummate the Merger as soon as practicable after consummation of the Offer, if the Offer is consummated but the Merger does not occur, the number of stockholders, and the number of Shares that are still in the hands of the public, may be so small that there will no longer be an active or liquid public trading market (or possibly any public trading market) for Shares held by stockholders other than Purchaser. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the price paid in the Offer. If the Merger is consummated, stockholders not tendering their Shares in the Offer (other than (i) Shares held by Forte (or held in Forte’s treasury), Parent, Purchaser, or any other direct or indirect wholly owned subsidiary of Forte, Parent or Purchaser, and (ii) Dissenting Shares) will receive cash in an amount equal to the price per Share paid in the Offer.
Stock Exchange Listing
While we intend to consummate the Merger as soon as practicable after consummation of the Offer, if the Offer is consummated but the Merger does not occur, depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued listing on Nasdaq. If, as a result of the purchase of Shares pursuant to the Offer, the Shares no longer meet the criteria for continued listing on Nasdaq or any other market of the Nasdaq Stock Market, the market for the Shares could be adversely affected. The Shares may no longer meet the criteria for continued listing on the Nasdaq Stock Market if, among other things, Forte no longer meets the requirements for the number of publicly held Shares, the aggregate market value of the listed Shares or the number of stockholders of the Shares.
If Nasdaq were to delist the Shares, it is possible that the Shares would trade on another securities exchange or in the over-the-counter market and that price quotations for the Shares would be reported by such exchange or other sources. The extent of the public market for the Shares and availability of such quotations would, however, depend upon such factors as the number of holders and/or the aggregate market value of the publicly held Shares at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act and other factors.
Registration under the Exchange Act
The Shares are currently registered under the Exchange Act. While we intend to consummate the Merger as soon as practicable after consummation of the Offer, if the Offer is consummated but the Merger does not occur, the purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration may be terminated upon application of Forte to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of the registration of the Shares under the Exchange Act, assuming there are no other securities of Forte subject to registration, would substantially reduce the information required to be furnished by Forte to holders of Shares and to the SEC and would make certain of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) thereof, the requirement to furnish a proxy statement pursuant to Section 14(a) thereof in connection with a stockholder’s meeting and the related requirement to furnish an annual report to stockholders, and the requirements of Rule 13e-3 thereof with respect to “going private” transactions, no longer applicable to Forte. Furthermore, “affiliates” of Forte and persons holding “restricted securities” of Forte may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be “margin securities” or eligible for stock exchange listing.
Following the purchase of Shares in the Offer and subject to the satisfaction or waiver of the remaining conditions contained in the Merger Agreement, we will consummate the Merger as promptly as practicable, following which the Shares will no longer be publicly traded. Following the consummation of the Merger, we intend to take steps to cause the termination of the registration of Shares under the Exchange Act as promptly as practicable and may in the future take steps to cause the suspension of all of Forte’s reporting obligations under the Exchange Act.
Margin Regulations
The Shares are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares. Depending upon factors similar to those described above regarding listing and market quotations, following the purchase of Shares pursuant to the Offer, the Shares may no longer constitute “margin securities” for the purposes of the Federal Reserve Board’s margin regulations and, therefore, could no longer be used as collateral for loans made by brokers.

8.	Certain Information Concerning Forte
The information concerning Forte contained in this Offer to Purchase has been taken from or is based upon publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by reference thereto.
Forte is a clinical stage biopharmaceutical company focused on autoimmune and autoimmune-related diseases. Forte has one proprietary product candidate in development, known as “FB102”, which is an anti-CD122 monoclonal antibody with potential in a broad suite of autoimmune indications, including celiac disease, non-segmental vitiligo and alopecia areata (the three indications for which it is currently in clinical trials), and type 1 diabetes.
Forte was a privately-held company incorporated in Delaware on May 3, 2017. On June 15, 2020, Forte completed a business combination with Tocagen, Inc. (“Tocagen”), a publicly traded biotechnology company, with Forte being the surviving business. Forte’s legal predecessor, Tocagen, was incorporated in Delaware in August 2007. Forte’s principal executive offices are located at 3060 Pegasus Park Dr., Building 6 Dallas, Texas 75247. The telephone number of Forte’s principal executive offices is (310) 618-6994.
Additional Information
Forte is subject to the informational and reporting requirements of the Exchange Act and in accordance therewith files and furnishes periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. You may read and copy any such reports, statements or other information at the SEC’s website at www.sec.gov. The SEC’s website address is not intended to function as a hyperlink, and the information contained in the SEC’s website is not incorporated by reference in this Offer to Purchase and you should not consider it as part of this Offer to Purchase.
9.	Certain Information Concerning Parent and Purchaser
Parent is a wholly owned subsidiary of argenx SE, a Dutch European public company with limited liability (Societas Europaea or SE) (together with its subsidiaries, “argenx”). argenx is a global immunology company committed to improving the lives of people suffering from severe autoimmune diseases. Partnering with leading academic researchers through its Immunology Innovation Program (IIP), argenx aims to translate immunology breakthroughs into a world-class portfolio of novel antibody-based medicines. argenx developed and is commercializing the first approved neonatal Fc receptor (FcRn) blocker and is evaluating its broad potential in multiple serious autoimmune diseases while advancing several earlier stage experimental medicines within its therapeutic franchises.
The address of Parent’s principal executive offices is Industriepark-Zwijnaarde 7, 9052 Zwijnaarde (Ghent), Belgium. The telephone number of Parent’s principal executive offices is +31 (0) 10 70 38 441.
Purchaser is a Delaware corporation and wholly owned subsidiary of Parent, and was formed solely for the purpose of facilitating an acquisition by Parent. Purchaser has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the Transactions. Until immediately before the time Purchaser accepts Shares for purchase in the Offer, it is not anticipated that Purchaser will have any significant assets or liabilities or engage in any activities other than those incidental to the Offer and the Merger. Upon consummation of the Merger, Purchaser will merge with and into Forte, whereupon the separate corporate existence of Purchaser will cease, and Forte will continue as the surviving corporation in the Merger (the “Surviving Corporation”).
The address of Purchaser’s principal executive offices is 33 Arch Street, 32nd Floor, Boston, MA 02110. The telephone number of Purchaser’s principal executive offices is +31 (0) 10 70 38 441.
The name, business address, current principal occupation or employment, five-year employment history and citizenship of each director and executive officer of argenx SE, Parent and Purchaser and certain other information are set forth on Schedule I hereto. None of argenx SE, Parent or Purchaser is an affiliate of Forte.
During the last five years, none of argenx SE, Purchaser or Parent or, to the best knowledge of argenx SE, Purchaser and Parent, any of the persons listed in Schedule I hereto, (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

As of August 5, 2026, Parent beneficially owns 951,655 Shares, representing approximately 4.48% of the outstanding Shares and Karen Massey, the Chief Executive Officer of argenx SE, beneficially owns 500 Shares, representing less than 1% of the outstanding Shares.
Except as set forth elsewhere in this Offer to Purchase, (i) none of Parent, Purchaser, any majority-owned subsidiary of Parent or Purchaser or, to the best knowledge of Parent and Purchaser, any of the persons listed in Schedule I hereto or any associate of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any Shares and (ii) none of Parent, Purchaser or, to the best knowledge of Parent and Purchaser, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares during the past 60 days.
Except as set forth elsewhere in this Offer to Purchase, during the two years before the date of this Offer to Purchase, there have been (i) no transactions between any of Purchaser, Parent, argenx SE, their subsidiaries or, to the best knowledge of Purchaser, Parent and argenx SE, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and Forte or any of its executive officers, directors or affiliates, on the other hand, that would require reporting under SEC rules and regulations, and (ii) no negotiations, transactions or material contacts between Purchaser, Parent, argenx SE, their subsidiaries or, to the best knowledge of Purchaser, Parent and argenx SE, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and Forte or any of its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.
We do not believe our financial condition or the financial condition of Parent is relevant to your decision as to whether to tender your Shares and accept the Offer because (a) the Offer is being made for all outstanding Shares solely for cash, (b) we, through Parent, argenx SE and their affiliates, will have sufficient funds or amounts available under existing credit facilities to acquire all Shares validly tendered, and not withdrawn, in the Offer and to provide funding for the Merger, which is expected to follow as soon as practicable following the Offer Acceptance Time, subject to the satisfaction or waiver of the other conditions set forth in the Merger Agreement, (c) consummation of the Offer is not subject to any financing condition, and (d) if we consummate the Offer, we expect to acquire any remaining Shares for the same cash per Share price in the Merger.
Pursuant to Rule 14d-3 under the Exchange Act, we have filed with the SEC a Tender Offer Statement on Schedule TO (which we refer to as the “Schedule TO”), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. The SEC maintains a website at www.sec.gov that contains the Schedule TO and the exhibits thereto and other information that Parent has filed electronically with the SEC.
Purchaser and Parent have made no arrangements in connection with the Offer to provide holders of Shares access to our corporate files or to obtain counsel or appraisal services at our expense. For a discussion of appraisal rights, see “—Section 12—Purpose of the Offer; Plans for Forte; Stockholder Approval; Appraisal Rights.”
Notwithstanding the foregoing, in connection with the execution and delivery of the Merger Agreement, Parent and Purchaser entered into Support Agreements (as described in “The Offer—Section 13—The Transaction Documents—Certain Other Agreements – Support Agreements”) with the Supporting Stockholders, which parties in the aggregate, beneficially own approximately 1% of the outstanding Shares.
10.	Source and Amount of Funds
Purchaser estimates that it will need approximately $2.2 billion to purchase all of the Shares pursuant to the Offer and complete the Merger in accordance with the terms and conditions of the Merger Agreement. Parent will provide Purchaser with sufficient funds to purchase all Shares validly tendered (and not validly withdrawn) in the Offer and to complete the Merger. The Offer is not conditioned upon Parent’s or Purchaser’s ability to finance the purchase of Shares pursuant to the Offer or the Merger.
Parent expects to obtain the necessary funds for the purchase of Shares in the Offer and the completion of the Merger through cash on hand. We have no specific alternative financing arrangements in connection with the Offer or the Merger. We believe the financial condition of argenx SE, Parent and Purchaser is not relevant to a decision by a holder of Shares on whether to sell, hold or tender Shares in the Offer.

11.	Background of the Offer; Contacts with Forte
The following chronology summarizes the key meetings and events that led to the signing of the Merger Agreement. The following chronology does not purport to catalogue every conversation of or among the members of the Parent, Forte, their respective representatives and other parties.
In January 2026, at an industry conference, Paul Wagner, Ph.D., Forte’s Chief Executive Officer and Chairperson of the Forte Board, met with executives of Parent and held preliminary discussions regarding Forte’s business. Parent did not make a proposal with respect to an acquisition of Forte or another strategic transaction involving Forte at that time.
In April 2026, Dr. Wagner and representatives of Parent held additional preliminary discussions regarding the potential participation by Parent in a public offering by Forte, which discussions were based on publicly available information. At that time, Forte expected to publicly announce results of the FB102 Phase 1b study in vitiligo (the “FB102 Phase 1b Vitiligo Study”) in the first half of 2026. As part of these discussions, Forte committed to share certain confidential due diligence information regarding FB102 with Parent at a later date and in connection with the disclosure of Forte’s data for the ongoing FB102 Phase 1b Vitiligo Study. On April 8, 2026, Forte and Parent entered into a confidentiality and nondisclosure agreement (the “CDA”) to facilitate sharing additional confidential information at a later date. The CDA did not include a “standstill,” “don’t ask, don’t waive” or similar restriction limiting the ability of Parent or its affiliates to make a proposal to Forte with respect to a potential transaction. Parent did not make a proposal with respect to an acquisition of Forte or another strategic transaction involving Forte at that time.
On April 10, 2026, Forte closed a follow-on underwritten public offering pursuant to which it sold to the public 6,566,426 shares of common stock at a price of $26.27 per share. Parent participated in the public offering and purchased $25.0 million of common stock (or 951,655 shares of common stock) of Forte.
On May 19, 2026, Dr. Wagner met with executives of Parent and discussed Forte’s business and market feedback from Forte’s recent public offering.
On June 12, 2026, an executive of Parent contacted Dr. Wagner to request access to select confidential due diligence information regarding FB102 under the CDA. Subsequently, Forte shared select confidential due diligence information regarding FB102 with Parent on June 22, 2026.
On July 9, 2026, before market open, Forte issued a press release announcing positive results from the FB102 Phase 1b Vitiligo Study. The closing price of Forte’s common stock on July 9, 2026 was $36.70, an increase of 78% compared to the prior trading day.
On July 12, 2026, Karen Massey, the Chief Executive Officer of Parent, and Dr. Wagner held a telephone conversation at Ms. Massey’s request. Ms. Massey submitted a verbal, non-binding proposal offer to acquire Forte for $65.00 per Share in cash (the “Initial Parent Proposal”), which reflected a 48% premium to Forte’s closing price of $43.92 on July 10, 2026, the last trading day prior to the Initial Parent Proposal. Dr. Wagner responded that he would review the Initial Parent Proposal with the Forte Board.
On July 13, 2026, Dr. Wagner informed Ms. Massey via telephone that the Forte Board had reviewed the Initial Parent Proposal and had determined that it presented insufficient value for Forte and they would need additional value to engage on a potential strategic transaction. Shortly after that call, Dr. Wagner provided Parent with access to additional confidential due diligence information to help Parent consider a potential value step-up.
Later on July 13, 2026, Ms. Massey informed Dr. Wagner via telephone that Parent would be delivering an updated, written non-binding proposal to acquire Forte for $71.50 per Share in cash (the “Second Parent Proposal”). Dr. Wagner stated that he would review the Second Parent Proposal with the Forte Board. Dr. Wagner also expressed his view that any potential transaction would need to progress quickly given the timing of capital raising alternatives available to Forte, and because a potential transaction could be attractive to Forte and its stockholders if it removes risk related to uncertainty around the topline results of the FB102 Phase 2 Celiac Study.
Still later on July 13, 2026, Ms. Massey delivered to Dr. Wagner a non-binding written proposal reflecting the Second Parent Proposal. The written Second Parent Proposal stated that: (i) Parent was committed to progress rapidly and expected that due diligence and the negotiation of transaction documents in parallel could be completed in a matter of weeks; and (ii) closing of the transaction would not be subject to any financing condition, given Parent’s cash reserves on-hand and strong balance sheet. The written Second Parent Proposal also included a list of Parent’s key due diligence information requests.

Later on July 14, 2026, at the direction of Parent and Forte, respectively, representatives of Goldman Sachs & Co. LLC, Parent’s financial advisor (“Goldman Sachs”), and representatives of Guggenheim Securities held a telephone conversation to discuss transaction timing and Parent’s due diligence of Forte. Representatives of Goldman Sachs indicated that Parent expected to take several weeks to conduct due diligence before being in position to sign a definitive agreement.
On July 15, 2026, Dr. Wagner held a telephone conversation with Ms. Massey to inform Ms. Massey that Forte would be willing to provide Parent the requested due diligence information, but that the Forte Board would require a higher valuation in order to execute a transaction. Dr. Wagner informed Ms. Massey that the Forte Board might be receptive to a revised acquisition proposal at $75.00 per Share. Dr. Wagner also informed Ms. Massey that Forte would be willing to work with Parent towards executing a transaction, but noted the expectation the transaction would be executed by end of July 2026.
Later on July 15, 2026, Ms. Massey informed Dr. Wagner via email that Parent was actively exploring ways to expedite its due diligence process to meet the desired timeline.
Still later on July 15, 2026, representatives of Guggenheim Securities and Goldman Sachs held a telephone conversation to discuss next steps, during which conversation representatives of Guggenheim informed Goldman Sachs, on Forte’s behalf, that the Forte Board might be receptive to a revised acquisition proposal in the high $70s per Share.
On July 16, 2026, Dr. Wagner and Ms. Massey held a telephone conversation during which Ms. Massey told Dr. Wagner that she understood the Forte Board’s request for a higher valuation, and was prepared to submit a revised verbal, non-binding proposal offer to acquire Forte for $75.00 per Share in cash (the “Third Parent Proposal”) on the basis that Forte would provide requested due diligence information on a timely basis, and that the information provided continued to support that higher valuation.
Later on July 16, 2026, Parent and its advisors were granted access to Forte’s virtual data rooms containing due diligence information regarding Forte. Over the subsequent ten days and prior to execution of the Merger Agreement, Parent and its representatives conducted due diligence on Forte’s business, operations, drug candidates, pre-clinical and clinical trials, regulatory interactions, employees, intellectual property, legal, tax and financials and other relevant matters. From time to time over this period, representatives of each of Parent and Forte and their respective advisors held telephonic meetings to discuss this due diligence information.
Still later on July 16, 2026, Wilson Sonsini delivered to Freshfields LLP, Parent’s outside legal counsel (“Freshfields”), an initial draft of the Merger Agreement. The Merger Agreement draft provided, among other things, that the acquisition would be structured as an all-cash tender offer for all outstanding Shares followed by a short-form merger pursuant to Section 251(h) of the DGCL. The Merger Agreement draft did not propose an amount of the termination fee.
On July 20, 2026, Dr. Wagner and Ms. Massey held a telephone conversation during which Dr. Wagner reiterated Forte’s desire to execute a transaction with Parent by the end of July.
On July 20, 2026, Freshfields delivered to Wilson Sonsini a revised draft of the Merger Agreement. Over the subsequent six days and prior to the execution of the Merger Agreement, Wilson Sonsini and Freshfields and representatives of Forte and Parent exchanged drafts of the Merger Agreement and negotiated the terms of the Transactions. Key terms of the Merger Agreement negotiated between the parties included: (i) the obligations of the parties to effect the Offer and the Merger, including the Initial Expiration Date and extensions thereof; (ii) the amount of the termination fee payable by Forte to Parent and the circumstances in which it would be payable; (iii) the terms and conditions governing the ability of Forte to enter into negotiations with respect to an unsolicited superior proposal or terminate the Merger Agreement in order to enter into an agreement with respect to an unsolicited superior proposal; (iv) the other termination rights of the parties; (v) the conditions to Parent’s obligation to consummate the Offer and the definition of “Material Adverse Effect”; (vi) Parent’s obligations with respect to seeking and obtaining regulatory approvals for the transaction; and (vii) certain employee retention and other compensation matters.
On July 21, 2026, Wilson Sonsini provided an initial draft of the form of Support Agreement to Freshfields. Over the subsequent five days and prior to the execution of the Merger Agreement, Wilson Sonsini and Freshfields and representatives of Forte and Parent exchanged drafts of the Support Agreement.

On July 24, 2026, Dr. Wagner contacted Ms. Massey via telephone to negotiate a further improved acquisition proposal. As part of these discussions, Dr. Wagner requested that Parent would consider increasing its acquisition proposal to $80.00 per Share, noting recent increases in Forte’s stock price, which closed at $59.70 on June 23, 2026. Ms. Massey said she would consider the request.
On July 25, 2026, Dr. Wagner and Ms. Massey held a telephone conversation during which Ms. Massey submitted a revised verbal, non-binding proposal offer to acquire Forte for $77.00 per Share in cash (the “Final Parent Proposal”), which reflected approximately a 41% premium to the closing price of $54.78 on July 24, 2026.
On July 26, 2026, Forte, Parent and Purchaser executed the Merger Agreement, and Parent and Purchaser and each of Forte’s directors and executive officers executed their respective Support Agreements.
Early in the morning on July 27, 2026, Forte and Parent publicly announced the execution of the Merger Agreement.
12.	Purpose of the Offer; Plans for Forte; Stockholder Approval; Appraisal Rights
Purpose of the Offer; Plans for Forte
The purpose of the Offer and the Merger is for Parent to acquire all of the outstanding Shares of Forte. The Offer, as the first of two steps in the acquisition of Forte, is intended to facilitate the acquisition of all of the Shares. The purpose of the Merger is to acquire all capital stock of Forte not purchased pursuant to the Offer or otherwise and to cause Forte to become a wholly owned subsidiary of Parent.
We currently intend, as soon as practicable following the Offer Acceptance Time (but in any event no later than on the first business day immediately following the Expiration Date), subject to the satisfaction or waiver of the other conditions set forth in the Merger Agreement, to consummate the Merger pursuant to the Merger Agreement. As described in “—Section 13—The Transaction Documents—The Merger Agreement—The Merger and Treatment of Shares in the Merger,” the Shares acquired in the Offer will be canceled in the Merger and the capital stock of Forte as the surviving corporation in the Merger will be the capital stock of Purchaser. The directors and officers of Purchaser immediately prior to the Effective Time will be the directors and officers of Forte as the Surviving Corporation immediately following the Effective Time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the charter of Forte as the Surviving Corporation. See “—Section 13—The Transaction Documents—The Merger Agreement—The Merger and Treatment of Shares in the Merger.” Upon completion of the Merger, the Shares currently listed on Nasdaq will cease to be listed on Nasdaq and will subsequently be deregistered under the Exchange Act.
If you sell your Shares in the Offer, you will cease to have any equity interest in Forte or any right to participate in its earnings and future growth. If you do not tender your Shares, but the Merger is consummated, you also will no longer have an equity interest in Forte. Similarly, after selling your Shares in the Offer or the subsequent Merger, you will not bear the risk of any decrease in the value of Forte.
Except as described above or elsewhere in this Offer to Purchase and except for the Transactions, Purchaser has no present plans or proposals that would relate to or result in (a) any extraordinary corporate transaction involving Forte or any of its subsidiaries (such as a merger, reorganization, liquidation, relocation of any operations or sale or other transfer of a material amount of assets), (b) any change in the Forte Board or management, (c) any material change in Forte’s capitalization or dividend policy, (d) any other material change in Forte’s corporate structure or business, (e) any class of equity securities of Forte being delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotation system operated by a national securities association, or (f) any class of equity securities of Forte becoming eligible for termination of registration pursuant to Section 12(g) of the Exchange Act.
No Stockholder Approval
If the Offer is consummated, we do not anticipate seeking a vote of Forte’s remaining stockholders before effecting the Merger. Section 251(h) of the DGCL provides that, subject to certain statutory provisions, if following consummation of a tender offer for any and all shares of a public Delaware corporation that would otherwise be entitled to vote on the merger (other than shares held by the acquiring entity and its affiliates), the stock irrevocably accepted for purchase pursuant to such offer and received by the Depositary for such tender offer prior to the expiration of such offer, plus the stock otherwise owned by the acquirer equals at least the amount of shares of each class of stock of the target corporation that would otherwise be required for the stockholders of the target corporation to adopt a merger agreement with the acquiring entity, and each share of each class or series of stock of the target corporation not irrevocably accepted for purchase in the offer is converted into the right to receive the same consideration for their stock in the merger as was payable in the tender offer, the target corporation can effect a merger without the vote of the stockholders of the target corporation. Therefore, the parties have agreed, and the Merger Agreement requires, that, subject to the conditions specified in the Merger Agreement, the Merger will become effective as soon as practicable after the consummation of the Offer, without a vote of Forte’s stockholders, in accordance with Section 251(h) of the DGCL.
Appraisal Rights
No appraisal rights are available in connection with the Offer. However, if the Offer is successful and the Merger is consummated, any Shares issued and outstanding as of immediately prior to the Effective Time which are held of record or beneficially owned by stockholders of record of Forte or beneficial owners of Shares who (i) did not tender their Shares in the Offer (or, if tendered, validly and subsequently withdrew such Shares prior to the Offer Acceptance Time), (ii) follow the procedures set forth in Section 262 of the DGCL to exercise and perfect their appraised demand, (iii) have not otherwise waived appraisal rights, (iv) do not thereafter withdraw their demand for appraisal of such Shares or otherwise lose their appraisal rights, in each case in accordance with Section 262 of the DGCL, and (v) in the case of a beneficial owner, have submitted a demand that (x) reasonably identifies the holder of record of the shares for which the demand is made, (y) is accompanied by documentary evidence of such beneficial owner’s beneficial ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and (z) provides an address at which such beneficial owner consents to receive notices given by Forte and to be set forth on the verified list to be filed with the Delaware Register in the Delaware Court of Chancery (the “Delaware Court”), in each case in accordance with the DGCL, will be entitled to demand appraisal rights of their Shares and receive, in lieu of the consideration payable in the Offer and the Merger, a cash payment equal to the “fair value” of their Shares in accordance with Section 262 of the DGCL, exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court, together with interest, if any, to be paid upon the amount determined to be the fair value of such Shares. In determining the “fair value” of any Shares, the Delaware Court will take into account all relevant factors. Stockholders of record and beneficial owners should be aware that the fair value of their Shares could be more than, the same as or less than the consideration to be received pursuant to the Offer and the Merger and that an investment banking opinion as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the Offer and the Merger, is not an opinion as to, and does not otherwise address, fair value under Section 262 of the DGCL. Moreover, Forte may argue in any appraisal proceeding that, for purposes of such proceeding, the fair value of such Shares is less than the Offer Price. Any stockholder of record or beneficial owner contemplating the exercise of such appraisal rights should carefully review the provisions of Section 262 of the DGCL, particularly the procedural steps required to perfect such rights.
Under Section 262 of the DGCL, where a merger is approved under Section 251(h) of the DGCL, either a constituent, converting, transferring, domesticating or continuing corporation before the effective date of the merger, or the surviving corporation within 10 days thereafter, will notify each of the holders of any class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation who are entitled to appraisal rights of the approval of the merger, consolidation, conversion, transfer, domestication or continuance and that appraisal rights are available for any or all shares of such class or series of stock of such constituent converting, transferring, domesticating or continuing corporation, and will include in such notice a copy of Section 262 of the DGCL or information directing the holders to a publicly available electronic resource at which Section 262 of the DGCL may be accessed without subscription or cost. The Schedule 14D-9 will constitute the formal notice by Forte to its stockholders of appraisal rights in connection with the Merger under Section 262 of the DGCL.
As will be described more fully in the Schedule 14D-9, if a stockholder of record or beneficial owner wishes to elect to exercise appraisal rights under Section 262 of the DGCL in connection with the Merger, such stockholder of record or beneficial owner must do all of the following:
•
prior to the later of the consummation of the Offer and 20 days after the mailing of the Schedule 14D-9, deliver to Forte a written demand for appraisal of Shares held, which demand must reasonably inform Forte of the identity of the stockholder of record or beneficial owner and that the stockholder of record or beneficial owner is demanding appraisal;

•
in the case of a beneficial owner, the demand must (i) reasonably identify the holder of record of the Shares for which the demand is made, (ii) be accompanied by documentary evidence of such beneficial owner’s beneficial ownership and a statement that such documentary evidence is a true and correct copy of what it purports to be, and (iii) provide an address at which such beneficial owner consents to receive notices given by the Surviving Corporation and to be set forth on the verified list to be filed with the Delaware Register in the Delaware Court;
•	not tender such stockholder’s Shares in the Offer (or, if tendered, properly and subsequently withdraw such Shares prior to the Offer Acceptance Time);
•	continuously hold of record or beneficially own the Shares from the date on which the written demand for appraisal is made through the Effective Time; and
•	strictly follow the statutory procedures for perfecting appraisal rights under Section 262 of the DGCL.
In addition, one of the ownership thresholds set forth in Section 262 of the DGCL must be met and a stockholder of record or beneficial owner or the Surviving Corporation must file a petition in the Delaware Court demanding a determination of the value of the stock of all persons entitled to appraisal within 120 days after the Effective Time. The Surviving Corporation is under no obligation to file any such petition and has no intention of doing so.
Any stockholder of record or beneficial owner of Shares who wishes to exercise such appraisal rights, or who wishes to preserve his, her or its right to do so in connection with the Merger, should carefully review each of the Schedule 14D-9 and Section 262 of the DGCL because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights under the DGCL.
The foregoing summary of the rights of Forte’s stockholders of record or beneficial owners to appraisal rights under the DGCL in connection with the Merger is only a summary of the procedures to be followed by the stockholders of record of Forte or beneficial owners of Shares desiring to exercise any appraisal rights in connection with the Merger and is qualified in its entirety by reference to Section 262 of the DGCL. The proper exercise of appraisal rights in connection with the Merger requires strict and timely adherence to the applicable provisions of the DGCL. A copy of Section 262 of the DGCL is set forth in Annex III of Forte’s Schedule 14D-9.
13.	The Transaction Documents
The Merger Agreement
The following summary description of the Merger Agreement is only a summary of the material terms of the Merger Agreement and is qualified by reference to the Merger Agreement, which is filed as Exhibit (d)(1) to the Schedule TO and is incorporated herein by reference. Stockholders and other interested parties should read the Merger Agreement for a more complete description of the provisions summarized below. Capitalized terms used herein and not otherwise defined have the respective meanings set forth in the Merger Agreement. The summary description has been included in this Offer to Purchase to provide you with information regarding the terms of the Merger Agreement and is not intended to modify or supplement any factual disclosures about Parent, Purchaser, Forte or their respective affiliates. The representations, warranties and covenants contained in the Merger Agreement were made only for the purposes of the Merger Agreement, were made as of specific dates, were made solely for the benefit of the parties to the Merger Agreement and may not have been intended to be statements of fact, but rather, as a method of allocating risk and governing the contractual rights and relationships among the parties to the Merger Agreement. In addition, such representations, warranties and covenants may have been qualified by certain disclosures set forth in a confidential disclosure letter to the Merger Agreement and may apply standards of materiality and other qualifications and limitations in a way that is different from what may be viewed as material by Parent’s or Forte’s stockholders or under federal securities laws. In reviewing the representations, warranties and covenants contained in the Merger Agreement or any descriptions thereof in this summary, it is important to bear in mind that investors are not third-party beneficiaries under the Merger Agreement and that such representations, warranties, covenants or descriptions were not intended by the parties to the Merger Agreement to be characterizations of the actual state of facts or conditions of Parent, Purchaser, Forte or their respective affiliates. Moreover, information concerning the subject matter of the representations and warranties may have changed or may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in this Offer to Purchase or the parties’ public disclosures. For the foregoing reasons, the representations, warranties, covenants or descriptions of those provisions should not be read alone and should instead be read in conjunction with the other information contained in the reports, statements and filings that Parent, its affiliates and Forte publicly file.

The Offer
The Merger Agreement requires Purchaser to commence, upon the terms and subject to the conditions set forth in the Merger Agreement, a cash tender offer to acquire all of Forte’s outstanding Shares for $77.00 per Share, net to the seller of such Shares in cash, without interest, subject to any applicable withholding of taxes – which tender offer is being made pursuant to this Offer to Purchase. The Merger Agreement obligates Purchaser, subject to the satisfaction or waiver of the conditions set forth in “—Section 15—Conditions to the Offer,” to, and Parent will cause Purchaser to, promptly following the Expiration Date, irrevocably accept for payment all Shares validly tendered (and not validly withdrawn) pursuant to the Offer and pay for such Shares and, as promptly as practicable after the Offer Acceptance Time (and in any event within three business days), pay for such Shares.
Purchaser’s obligation to accept for payment, and pay for, any Shares validly tendered and not validly withdrawn pursuant to the Offer is subject to the satisfaction or waiver of certain conditions, including the Minimum Condition, HSR Clearance Condition and No Restraints Condition, each as described in “—Section 15—Conditions to the Offer.”
Purchaser expressly reserves the right, to the extent permitted by applicable law, to (i) increase the Offer Price, (ii) waive any Offer Condition (to the extent permitted under the Merger Agreement and applicable legal requirements), and (iii) make any other changes in the terms and conditions of the Offer that are not inconsistent with the terms of the Merger Agreement. However, without Forte’s prior written consent, Purchaser and Parent cannot, (A) decrease the Offer Price, (B) change the form of consideration payable in the Offer (but nothing in the Merger Agreement will limit the ability of Parent and Purchaser to increase the consideration payable in the Offer but only if it does not reduce the cash consideration payable in the Offer), (C) decrease the maximum number of Shares sought to be purchased in the Offer, (D) impose conditions or requirements to the Offer in addition to the Offer Conditions, (E) amend, modify or waive the Minimum Condition, the Termination Condition, the HSR Clearance Condition and No Restraints Condition, (F) otherwise amend or modify any of the other terms of the Offer in a manner that adversely affects, or would reasonably be expected to adversely affect, any holder of Shares in its capacity as such, (G) terminate the Offer or accelerate, extend or otherwise change the Expiration Date except as provided by the terms of the Merger Agreement, or (H) provide any “subsequent offering period” (or any extension thereof) within the meaning of Rule 14d-11 promulgated under the Exchange Act.
We may not terminate or withdraw the Offer prior to any scheduled Expiration Date without Forte’s consent, except in the event that the Merger Agreement is terminated in accordance with its terms.
Extensions of the Offer
The Offer will initially be scheduled to expire at the Expiration Date. Purchaser must (and Parent must cause Purchaser to) extend the Offer for any period required by any law, any interpretation or position of the SEC or its staff or Nasdaq or its staff applicable to the Offer. Further, if, as of the then-scheduled Expiration Date, any Offer Condition is not satisfied (unless such condition is waivable by Purchaser or Parent and has been waived), Purchaser must (and Parent must cause Purchaser to) extend the Offer for additional periods of 10 business days per extension (with each such period to end one minute after 11:59 p.m. Eastern Time on the last business day of such period) (or such other duration as may be agreed in writing by Parent and Forte), to permit such Offer Condition to be satisfied. However, if each Offer Condition other than the Minimum Condition have been satisfied or waived and the Minimum Condition has not been satisfied, Purchaser must (and Parent must cause Purchaser to) extend the Offer for additional periods of 10 business days per extension (or such other duration as may be agreed in writing by Parent and Forte) in order to permit the Minimum Condition to be satisfied. Such requirement to extend the Offer in order to permit the Minimum Condition to be satisfied will apply only on three separate occasions, after which Parent and Purchaser will not be required to (and, without the prior written consent of Forte, Parent and Purchaser will not be permitted to) so extend the Offer.
Notwithstanding the foregoing, Purchaser (a) is not required to extend the Offer beyond the earlier of (i) the valid termination of the Merger Agreement (ii) the End Date (as defined below, and such earlier occurrence, the “Extension Deadline”), and (b) is not permitted to extend the Offer beyond the Extension Deadline without the prior written consent of Forte.
The Merger and Treatment of Shares in the Merger
As soon as practicable following the later of the Offer Acceptance Time (but in any event no later than on the first business day immediately following the Expiration Date), subject to the satisfaction or waiver of the other conditions set forth in the Merger Agreement, Purchaser will merge with and into Forte, and Forte will survive the

Merger as a wholly owned subsidiary of Parent. The Merger will be effected pursuant to Section 251(h) of the DGCL and will be effected without a vote of Forte’s stockholders.
At the Effective Time, each Share that remains outstanding (other than (i) the Excluded Shares, and (ii) Dissenting Shares) will receive the same price per Share paid in the Offer, without any interest and subject to any applicable withholding of taxes.
Certificate of Incorporation and Bylaws
The certificate of incorporation of Forte as of the Effective Time will be amended and restated by virtue of the Merger at the Effective Time to be identical to the form of the certificate of incorporation included as Annex II to the Merger Agreement. The bylaws of Forte as of the Effective Time will be amended and restated by virtue of the Merger at the Effective Time to be identical to the bylaws of Purchaser (except that references to the name of Purchaser will be replaced by references to Forte’s name).
Directors and Officers
The directors and officers of Purchaser immediately prior to the Effective Time will become the directors and officers of Forte as the Surviving Corporation until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal. Prior to the consummation of the Merger (the “Closing”), each director of Forte and, if so requested by Parent, each officer of Forte, will execute and deliver a letter effectuating his or her resignation as a member of the Forte Board and an officer of Forte (but, not as an employee of Forte), respectively, to be effective as of the Effective Time.
Treatment of Forte Equity Awards
Forte Options
The Merger Agreement provides that, at the Effective Time, subject to all applicable withholding taxes:
•
each In the Money Option will be canceled and converted into the right to receive (without interest) a cash payment equal to (i) the excess of (A) the Offer Price over (B) the applicable exercise price payable per Share of such In the Money Option, multiplied by (ii) the total number of Shares subject to such In the Money Option immediately prior to the Effective Time; and

•	each Forte Option with a per Share exercise price equal to or greater than the Offer Price will be canceled for no consideration.
Forte RSUs
The Merger Agreement provides that, at the Effective Time, each Forte RSU that is outstanding as of immediately prior to the Effective Time, whether vested or unvested, will be canceled and converted into the right to receive (without interest) a cash payment equal to the product of (a) the Offer Price, and (b) the number of Shares subject to such Forte RSU, subject to all applicable withholding taxes.
Treatment of Forte Warrants
The Merger Agreement provides that (a) the pre-funded warrants to purchase 619,606 Shares sold in June 2025 at a purchase price of $11.999 per warrant Share (the “2025 Warrants”), (b) the pre-funded warrants to purchase 4,615,555 Shares sold in November 2024 at a purchase price of $5.551 per warrant Share (the “2024 Warrants”), and (c) the pre-funded warrants to purchase 387,566 Shares sold in July 2023 at a purchase price of $25.13 per warrant Share (the “2023 Warrants” together with the 2025 Warrants and the 2024 Warrants, the “Forte Prefunded Warrants”) that is outstanding and unexercised as of the Offer Acceptance Time will have the right to receive, on exercise of such Forte Prefunded Warrant in accordance with the terms of the applicable warrant agreement, the Merger Consideration with respect to each Share issuable on exercise in full of such Forte Prefunded Warrant as of the Offer Acceptance Time without regard to any limitations on exercise contained in the warrant agreement.
The Merger Agreement further provides that immediately prior to the Offer Acceptance Time, in accordance with the terms of the applicable warrant agreement, the warrants to purchase an aggregate of 56,578 Shares issued by Forte on May 18, 2018 to Oxford Finance LLC and Silicon Valley Bank at a purchase price of $9.35 per warrant Share, which warrants expire on May 18, 2028 (the “Forte Legacy Warrants” and, together with the Forte Prefunded Warrants, the

“Forte Warrants”), will expire without any consideration paid therefor if outstanding and unexercised as of immediately prior to the Offer Acceptance Time. After giving effect to reverse stock splits effected prior to the date of the Merger Agreement, the Forte Legacy Warrants are, as of the date of the Merger Agreement, exercisable in the aggregate for 149 Shares at an exercise price of $3,506.25 per Share.
According to Forte, as of August 5, 2026, (a) 619,606 Shares were subject to issuance pursuant to 2025 Warrants issued and outstanding, all of which have an exercise price of $0.001 per Share, (b) 2,598,089 Shares were subject to issuance pursuant to the 2024 Warrants issued and outstanding, all of which have an exercise price of $0.001 per Share, and (c) 149 Shares were subject to issuance pursuant to the Forte Legacy Warrants issued and outstanding, all of which have an exercise price of $3,506.25 per Share.
Treatment of Forte ESPP
Following the date of the Merger Agreement, (i) no individual who was not a participant in the Forte ESPP as of the date of the Merger Agreement may enroll in the Forte ESPP during an open ESPP Offering Period, and no participant may increase the percentage amount of his or her payroll deduction election from that in effect on the date of the Merger Agreement for the ESPP Offering Period, and (ii) no new offering period will be commenced under the Forte ESPP on or after the date of the Merger Agreement. If the applicable purchase date with respect to the ESPP Offering Period would otherwise occur on or after the Offer Acceptance Time, the ESPP Offering Period will be shortened and the applicable purchase date will occur on the day that is no later than the business day prior to the Effective Time. payroll deductions remaining in participant accounts after the final purchase date and not used to purchase Shares will be refunded to the applicable participant, without interest, in accordance with the terms of the Forte ESPP and applicable law. To the extent required by the Forte ESPP, Forte will provide notice to the Forte ESPP participants describing the treatment of the plan pursuant to the Merger Agreement. The Forte ESPP will be terminated immediately prior to the Effective Time.
Representations and Warranties
In the Merger Agreement, Forte has made customary representations and warranties to Parent and Purchaser that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement or in a confidential disclosure letter delivered by Forte to Parent and Purchaser concurrently with the execution and delivery of the Merger Agreement (the “Disclosure Letter”). These representations and warranties relate to, among other things: (a) Forte’s and its subsidiaries’ organization, good standing and qualifications to do business, (b) capitalization of Forte, (c) the due authorization of Forte to enter into the Merger Agreement, its due execution thereof and enforceability of its obligations thereunder, (d) SEC filings and financial statements, (e) disclosure controls and internal controls over financial reporting, (f) accuracy of information supplied for purposes of the Offer documents and the Schedule 14D-9, (g) absence of certain changes, conduct of business of Forte and its subsidiaries in the ordinary course and the absence of a Material Adverse Effect, (h) title to Forte’s assets, (i) real property matters; (j) intellectual property and data privacy matters; (k) material contracts; (l) the absence of certain undisclosed liabilities of Forte and its subsidiaries, (m) compliance with laws, (n) healthcare regulatory matters, (o) certain business practices pertaining to compliance with anti-corruption and anti-bribery laws, (p) permits and licenses, (q) tax matters, (r) employee matters, (s) employee benefit plans, (t) environmental matters, (u) insurance matters, (v) absence of litigation, (w) the inapplicability of takeover laws to the Transactions, (x) non-contravention of certain of Forte’s obligations and consents related to the Transactions, (y) the opinions of financial advisors delivered to the Forte Board, and (z) the absence of brokers and other similar advisors entitled to fees in connection with the Transactions.
In the Merger Agreement, Purchaser and Parent have made customary representations and warranties to Forte that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things: (a) Parent’s and Purchaser’s due organization, good standing, and the absence of any activities by Purchaser other than those undertaken in connection with the Transactions, (b) the due authorization of Parent and Purchaser to enter into the Merger Agreement, their due execution thereof and enforceability of their respective obligations thereunder, (c) non-contravention of certain of Parent’s and Purchaser’s obligations and consents related to the Transactions, (d) compliance with the Exchange Act and the accuracy of the documents disseminated by Parent and Purchaser in connection with the Offer, (e) absence of litigation, (f) availability of funds sufficient to carry out the Transactions, (g) ownership of Shares by Parent and its affiliates, including that neither is an “interested stockholder” within the meaning of Section 203 of the DGCL, (h) neither Parent nor Purchaser being a “covered person” as that term is defined in Executive Order 14117 and rules and regulations issued thereunder, (i) independent investigation regarding Forte and non-reliance on representations and warranties not set forth in the Merger Agreement, and (j) the absence of brokers and other similar advisors entitled to fees in connection with the Transactions.
The representations and warranties will not survive the Effective Time.
Some of the representations and warranties in the Merger Agreement are qualified by materiality qualifications or a “Material Adverse Effect” clause. The definition of “Material Adverse Effect” is described in detail under “—Section 15—Conditions to the Offer.”
Operating Covenants
During the period from the execution and delivery of the Merger Agreement until the earlier of the Effective Time and the termination of the Merger Agreement (the “Pre-Closing Period”), Forte and its subsidiaries will use reasonable best efforts to conduct their respective business in the ordinary course and preserve intact its material assets, properties, contracts, licenses and business organization, keep available the services of its current officers, employees and consultants (other than terminations for cause) and preserve satisfactory business relationships with licensors, (sub)licensees, lessors, governmental bodies and others (including collaboration partners of Forte or its subsidiaries with respect to FB102) having material business dealings with Forte, in each case except (a) as expressly required by the Merger Agreement or as required by applicable legal requirements, (b) with the prior written consent of Parent, or (c) for certain actions agreed between Parent and Forte and described in the Disclosure Letter.
In addition, during the Pre-Closing Period, Forte and its subsidiaries are not permitted to take any of the actions described below (in each case except (a) as expressly required by the Merger Agreement or as required by applicable Legal Requirements, (b) with the prior written consent of Parent, or (c) for certain actions agreed between Parent and Forte and described in the Disclosure Letter):
•
establish a record date for, declare, set aside, pay any dividend or make any other distribution in respect of any shares of its capital stock (including the Shares) or other equity or voting interests;

•	split, combine, subdivide or reclassify any shares of its capital stock (including the Shares) or other equity interests;
•
repurchase, redeem or otherwise reacquire any of its equity interests, or any rights, warrants or options to acquire any of its equity interests or any restricted stock units, subject to certain exceptions set forth in the Merger Agreement;

•
sell, issue, grant, deliver, pledge, transfer, encumber, or authorize the sale, issuance, grant, delivery, pledge, transfer or encumbrance of (A) any capital stock, equity interest or other security, (B) any option, call, warrant, restricted securities, restricted stock unit, stock appreciation rights, incentive award measured based on the Shares or similar equity or equity-based awards with respect to Forte or its subsidiaries or right to acquire any capital stock, voting securities, equity interest or other security, including any Forte Warrants, Forte Options or Forte RSUs, or (C) any instrument convertible into, exchangeable for or settled in any capital stock, voting securities, equity interest or other security (except that Forte may issue Shares as required to be issued upon (x) the exercise of Forte Warrants or Forte Options, in each case, outstanding as of the date of the Merger Agreement, in accordance with their terms as in effect on the date thereof or (y) the vesting and settlement of Forte RSUs outstanding as of the date of the Merger Agreement in accordance with their terms as in effect on the date thereof);

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(A) establish, adopt, terminate or amend any employee benefit plans, or any collective bargaining or labor agreement, (B) gross up or indemnify, or otherwise reimburse any current or former service provider for any tax incurred by such service provider, including under Section 409A or Section 4999 of the Code, (C) amend or waive any material rights under, or accelerate the payment, vesting, exercisability or funding the payment of compensation or benefits under any employee benefit plan (or any plan, program, scheme, arrangement, practice, policy or agreement that would be an employee benefit plan if it were in existence on the date of the Merger Agreement, including any restrictive covenant agreement), (D) grant or promise to grant any current or former employee or other service provider any material increase in compensation or benefits (including cash incentive awards, change of control payments, deferred compensation, equity or equity-based awards, bonuses, severance or retention arrangements), or (E) amend, modify or terminate the contract relating to certain employee benefit plans maintained by a professional employer organization in any material respect, provided that Forte may negotiate and enter into new contracts, and extensions of existing contracts, with benefit plan providers (including health plan providers) in connection with annual renewals of group welfare benefits made in the ordinary course;
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other than due to offers of employment or engagement made by Forte or its subsidiaries and outstanding as of the date of the Merger Agreement hire, engage, promote or terminate (other than a termination for cause) any employee service providers (other than hiring non-executive employees in the ordinary course, each of whose total annual base compensation opportunity does not exceed $300,000 and whose employment terms do not provide for severance, equity or equity-based compensation or any transaction, retention, change in control or other similar payments or benefits);

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terminate, intentionally allow to lapse or expire, suspend, modify or otherwise take any step to materially limit the effectiveness or validity of, or fail to maintain as valid and in full force and effect, any applicable regulatory permit or other material governmental authorization owned by Forte or its subsidiaries with respect to FB102;

•	qualify any new site for manufacturing of any product candidate (or any component thereof);
•	amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other charter or organizational or governing documents;
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form any subsidiary, acquire any equity or voting interest in any other entity or enter into any joint venture or clinical or commercial collaboration agreement or any other material collaboration, license, development, legal partnership, limited liability company, strategic alliance, material research, commercialization or similar material arrangement or trigger or exercise any right of first negotiation or right of first refusal under any collaboration, license or development agreement or similar arrangement;

•	make or authorize any capital expenditure except (A) in accordance with the budget set forth on the Disclosure Letter, or (B) that do not exceed $250,000 individually or $1,000,000 in the aggregate;
•	acquire any ownership interest in any real property;
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acquire any person, or acquire any assets constituting an operating business or line of business, other than acquisitions for consideration that does not exceed $250,000 individually or $1,000,000 in the aggregate;

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sell, assign, transfer or otherwise dispose of any assets, other than (A) obsolete equipment that is no longer useful in the conduct of the ordinary course of business, or (B) assets for consideration that does not exceed $250,000 individually or $1,000,000 in the aggregate;

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acquire, lease, license, sublicense, pledge, sell or otherwise dispose of, divest or spin-off, cancel, waive, covenant not to assert, relinquish, or abandon, fail to renew or permit to lapse (other than any patent expiring at the end of its statutory term and not capable of being extended), or transfer or assign, guarantee, exchange or swap, mortgage or otherwise encumber (including pursuant to a sale-leaseback transaction or securitization) or subject to any encumbrance (other than permitted encumbrances) any material right or other material asset or property, including any material intellectual property rights except (A) non-exclusive licenses or sublicenses of intellectual property rights in the ordinary course of business, (B) entering into clinical trial agreements with respect to clinical trials that were ongoing as of the date of the Merger Agreement and material transfer agreements in the ordinary course of business, in each case (A) and (B), pursuant to which Forte or its subsidiaries solely and exclusively owns any and all intellectual property rights conceived, developed or reduced to practice thereunder, in amounts not exceeding $250,000 in the aggregate and the (sub)licenses granted under the relevant contract are incidental, and not material, to performance thereunder, (C) pursuant to dispositions of obsolete, surplus or worn out assets or properties that are no longer useful in the conduct of the business of Forte or its subsidiaries in amounts not exceeding $100,000 in the aggregate or (D) expirations of real property leases in accordance with the terms thereof;

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(A) lend money or make capital contributions or advances to, or make investments in, any person, or (B) incur, assume or guarantee or otherwise become contractually liable for any indebtedness in excess of $100,000 (except for advances to employees and consultants for travel and other business related expenses in the ordinary course of business and in compliance with Forte’s policies related thereto) or enter into any swap or hedging transaction or other derivative agreements other than in the ordinary course of business;

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make any submission or filing, or submit any other material correspondence, to the U.S. Patent and Trademark Office or any other similar governmental body related to the prosecution or maintenance of any patent included in any owned or exclusively or non-exclusively licensed intellectual property rights of Forte or its subsidiaries, without, as reasonably in advance as practicable under the circumstances and to the extent legally permissible, (A) providing Parent with an opportunity to review and comment on such submission, filing or correspondence, and (B) using good faith efforts to incorporate any of Parent’s reasonable comments that are received in a timely fashion;

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(A) except in the ordinary course of business and in a manner not materially adverse to the Forte, amend or modify in any material respect, or waive or release any material rights under or voluntarily terminate, release, settle or compromise any material claim, liability or obligation under any material contract, or (B) enter into any contract that would constitute a material contract if it were in effect on the date of the Merger Agreement;

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(A) adopt or make any change to any accounting method or accounting period used for tax purposes, (B) make, change or revoke any tax election (other than in connection with a tax return required to be filed by legal requirement and in a manner consistent with past practice), (C) file a material amended tax return, (D) enter into a “closing agreement” within the meaning of Section 7121 of the Code (or any corresponding or similar provision of any state, local or non-U.S. tax law) with any governmental body regarding any tax liability or assessment, (E) request any letter ruling from the IRS (or any comparable ruling from any other taxing authority), (F) settle or compromise any audit, examination or legal proceeding relating to taxes or surrender a right to a material tax refund, (G) waive or extend the statute of limitations with respect to any tax or tax return (other than pursuant to customary extensions of the due date for filing a tax return), or (H) enter into any tax allocation, indemnity or sharing agreement (other than customary gross-up or indemnification provisions in credit agreements, derivatives, leases, employment agreements and similar agreements entered into in the ordinary course of business);

•	change its fiscal year, revalue any of its material assets or change any of its material financial, actuarial or reserving methods or practices in any material respect, except as required by GAAP;
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settle, release, waive or compromise any legal proceeding or other claim (or threatened legal proceeding or other claim), other than any settlement, release, waiver or compromise of a legal proceeding that (A) results solely in monetary obligations involving only the payment of monies by Forte or its subsidiaries of not more than $100,000 in the aggregate (excluding monetary obligations that are funded by an insurance policy of the Forte or its subsidiaries), and (B) results in no material non-monetary obligation of Forte or its subsidiaries subject to certain specified exceptions set forth in the Merger Agreement;

•	enter into, amend or extend any collective bargaining agreement or other agreement with any labor organization;
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take any action that would constitute a “mass layoff” or “plant closing” (as defined by the Work Adjustment and Retraining Notification Act and the regulations promulgated thereunder or any similar foreign, state or local law) or require notice to employees, or trigger any other obligations or liabilities thereunder or under any similar state, local or foreign legal requirements;

•	adopt or implement any stockholder rights plan (or similar plans or arrangements) or enter into any agreement with respect to the voting of its capital stock, other than the Support Agreements;
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(A) commence any IND-enabling preclinical study or clinical trial relating to any product candidate, other than those set forth on the Disclosure Letter, or (B) unless mandated by any governmental body, discontinue, terminate, suspend or materially modify any clinical trial, IND-enabling preclinical studies or other material preclinical development activities relating to any product candidate;

•	adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Forte or its subsidiaries; or
•	authorize any of, or agree or commit to take any of, the foregoing actions.
No Solicitation by Forte
During the Pre-Closing Period, Forte will not, and will cause its subsidiaries and their respective officers and directors not to, and will use reasonable best efforts to cause its and its subsidiaries other representatives not to, directly or indirectly, (a) continue any solicitation, knowing encouragement, discussions or negotiations with any persons that may be ongoing with respect to an Acquisition Proposal (as defined below), (b) (i) solicit, initiate or knowingly facilitate or encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other person any non-public information, or afford access to their business, properties, assets, books or records, in connection with, or for the purpose of soliciting or knowingly encouraging or facilitating, an Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal (other than to state that the terms of this provision prohibit such discussion), (iii) approve, adopt, endorse or recommend or enter into any letter of intent, acquisition agreement, agreement in principle or similar agreement with respect to an Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal (other than a customary confidentiality agreement), (iv) take any action to exempt any person (other than Forte and its subsidiaries) from the restrictions on “business combinations” or any similar provision contained in applicable takeover laws or the organizational documents of Forte and other governing documents, or (v) resolve or agree to do any of the foregoing.
Forte must, and must cause its subsidiaries and its and their respective officers and directors to, also take action so that they and their representatives immediately cease and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any third party with respect to any Acquisition Proposal, or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal. Forte was also required to as promptly as reasonably practicable (and in any event within one business day after the date of the Merger Agreement) discontinue electronic or physical data room access granted and request the prompt return or destruction (to the extent provided for by the applicable confidentiality agreement) of all non-public information or documents previously furnished to any person (other than Parent, its affiliates and their respective representatives) that has made or has indicated an intention to make an Acquisition Proposal and all material incorporating such information created by any such person.
Prior to the Offer Acceptance Time, if Forte or any of their representatives receives a bona fide unsolicited written Acquisition Proposal from any person or group of persons, which Acquisition Proposal was made after the date of the Merger Agreement and did not, directly or indirectly, result from any material breach of Forte’s no-solicitation obligations set forth in the Merger Agreement, and the Forte Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal constitutes or would reasonably be expected to result in a Superior Offer, and that the failure to take the actions described below, as applicable, would be inconsistent with its fiduciary duties of the Forte Board under applicable legal requirements, then, notwithstanding Forte’s no-solicitation obligations set forth in the Merger Agreement, then Forte and its representatives may:
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furnish, pursuant to a customary confidentiality agreement entered into prior to or after the date of the Merger Agreement (and which complies with certain requirements set forth in the Merger Agreement), information (including non-public information) with respect to Forte and its subsidiaries to the person or group of persons who has made such Acquisition Proposal (subject to as promptly as practicable (and in any event within 24 hours)) providing to Parent any such non-public information provided to any such other person to the extent not previously provided to Parent or its representatives; and

•	engage in or otherwise participate in discussions or negotiations with the person or group of persons making such Acquisition Proposal.
In the case of any action described in the foregoing two bullets, at or prior to the first time that Forte furnishes any information to or participates in any discussions or negotiations with any person on or after the date of the Merger Agreement, Forte must provide written notice to Parent of the required determination in good faith of Forte Board as described above.
In addition, during the Pre-Closing Period, Forte must (a) promptly (and in any event within 24 hours after knowledge of receipt by an executive officer or director of Forte) notify Parent in writing of any inquiries, proposals or offers with respect to, that would reasonably be expected to lead to or that constitute an Acquisition Proposal are received by Forte or any of its subsidiaries or its or their representatives and provide to Parent a copy of any written Acquisition Proposal (including any proposed term sheet, letter of intent, acquisition agreement or other agreement or other supporting materials with respect thereto) and a summary of any material unwritten terms and conditions thereof (and indicate the identity of such Person), and (b) keep Parent reasonably informed on a prompt basis (and in any event within 36 hours) of the status of and any material developments regarding any Acquisition Proposal (including any material changes to the terms thereof). Forte must provide Parent (and its outside counsel) with copies of any Acquisition Proposal and any drafts or revised drafts of definitive agreements relating to (including drafts and revised drafts) that are exchanged between the person (or its representatives) making such Acquisition Proposal and Forte (or its representatives), promptly upon receipt thereof, and in any event within 36 hours after the receipt or delivery thereof.
For purposes of the Merger Agreement:
“Acquisition Proposal” means any proposal or offer from any person (other than Parent and its affiliates) or “group”, within the meaning of Section 13(d) of the Exchange Act, including any amendment or modification to any existing proposal or offer, relating to, in a single transaction or series of related transactions, any direct or indirect (other than the Transactions):
•	acquisition of assets of Forte equal to 20% or more of Forte’s consolidated assets;
•	acquisition or exclusive license of, or joint venture, collaboration or similar arrangement or monetization transaction with respect to, FB102;
•
issuance or acquisition of 20% or more of the outstanding Shares or 20% or more of any class of equity securities of Forte or its subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of Forte or its subsidiaries;

•
recapitalization, tender offer or exchange offer that if consummated would result in any person or group beneficially owning 20% or more of the outstanding Shares or 20% or more of any class of equity securities of Forte or its subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of Forte or its subsidiaries; or

•
merger, consolidation, amalgamation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Forte that if consummated would result in any person or group, or the stockholders or such person or group, beneficially owning 20% or more of the outstanding Shares or 20% or more of any class of equity securities of Forte or its subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of Forte and its subsidiaries.

“Superior Offer” means a bona fide written Acquisition Proposal made to Forte after the date of the Merger Agreement, that did not result from a material breach of Forte’s no-solicitation obligations set forth in the Merger Agreement and that the Forte Board determines, in its good faith judgment, after consultation with outside legal counsel and its financial advisor, is reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory and financing aspects of the proposal and the person making the proposal and other aspects of the Acquisition Proposal that the Forte Board deems relevant, and if consummated, would result in a transaction more favorable to Forte’s stockholders (solely in their capacity as such) from a financial point of view than the Transactions (including after giving effect to proposals, if any, made by Parent) with references to “20%” in the definition of Acquisition Proposal being deemed to be references to “50%”.
Forte Board Recommendation and Changes of Recommendation
As described in this Offer to Purchase, and subject to the provisions described below, the Forte Board unanimously resolved to recommend that stockholders of Forte accept the Offer and tender their Shares to Purchaser pursuant to the Offer, in each case, upon the terms and subject to the conditions set forth in the Merger Agreement. The foregoing recommendation is referred to herein as the “Forte Board Recommendation.” Unless the Forte Board makes an Adverse Change Recommendation (as defined below), the Forte Board also agreed to include the Forte Board Recommendation in the Schedule 14D-9.
Except as described below, during the Pre-Closing Period, neither the Forte Board nor any committee thereof will:
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withdraw or withhold (or modify or qualify in a manner adverse to Parent or Purchaser), or publicly propose to withdraw or withhold (or modify or qualify in a manner adverse to Parent or Purchaser), the Forte Board Recommendation;

•	adopt, approve, recommend or declare advisable, or publicly propose to adopt, approve, recommend or declare advisable, any Acquisition Proposal;
•
after public announcement of an Acquisition Proposal (other than a tender offer or exchange offer), fail to publicly affirm the Forte Board Recommendation within three business days after a written request by Parent to do so (or, if earlier, by the close of business on the business day immediately preceding the scheduled date of the Expiration Date); provided, however, that Parent may only make such request once with respect to any Acquisition Proposal (provided, that each time there is a change to any of the financial terms or other material amendment to any Acquisition Proposal, Parent will, subject to the following provision, be entitled to make a new such request; and provided, further, that Forte is not required to provide any such affirmation during the two or three business day periods, as applicable, following the giving of a notice);
•
following the commencement of a tender offer or exchange offer relating to the Shares by a person unaffiliated with Parent, fail to publicly affirm the Forte Board Recommendation and recommend that Forte’s stockholders reject such tender offer or exchange offer within 10 business days after the commencement of such tender offer or exchange offer pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or, if earlier, by the close of business on the business day immediately preceding the scheduled date of the Expiration Date); or

•
unless an Adverse Change Recommendation (as defined below) has occurred, fail to include the Forte Board Recommendation in the Schedule 14D-9 when filed with the SEC or disseminated to Forte’s stockholders.

Any action described in the foregoing five bullets is referred to as an “Adverse Change Recommendation,” except that the issuance of any “stop, look and listen” communication by or on behalf of Forte pursuant to Rule 14d-9(f) promulgated under the Exchange Act will not be considered an Adverse Change Recommendation and will not require complying with the requirements set forth below for circumstances in which Forte may make an Adverse Change Recommendation.
However, notwithstanding the foregoing, at any time prior to the Offer Acceptance Time, and subject to compliance with the applicable terms of the Merger Agreement, if Forte or any of its subsidiaries receives a bona fide unsolicited written Acquisition Proposal, which Acquisition Proposal was made after the execution of the Merger Agreement and did not, directly or indirectly, result from a material breach of Forte’s no-solicitation obligations set forth in the Merger Agreement, which Acquisition Proposal has not been withdrawn, then (a) the Forte Board may make an Adverse Change Recommendation in response to such Acquisition Proposal, or (b) Forte may terminate the Merger Agreement in order to enter into a binding written definitive agreement with respect to such Superior Offer. In order to take any of the actions described in (a) or (b), Forte must comply with the following requirements:
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the Forte Board must have determined in good faith, after consultation with Forte’s outside legal counsel and its financial advisor, that such Acquisition Proposal constitutes a Superior Offer and the failure to take such action would be inconsistent with the fiduciary duties of the Forte Board under applicable legal requirements;

•
Forte must have given Parent prior written notice of its intention to consider making an Adverse Change Recommendation or terminating the Merger Agreement at least three business days before taking such action, which notice will include all information with respect to such Acquisition Proposal required by the Merger Agreement, as well as copies of any acquisition agreement with respect to such Acquisition Proposal and all other agreements and documents related to such Acquisition Proposal, including any financing commitments relating thereto (which may be redacted to the extent provided in redacted form to Forte);

•
and, if requested in writing by Parent, during such three-business day period Forte must have negotiated, and caused its representatives to negotiate, in good faith with respect to any revisions to the terms of the Merger Agreement or another proposal to the extent proposed by Parent so that such Acquisition Proposal would cease to constitute a Superior Offer; and

•
after giving effect to the proposals made by Parent during such period, if any, after consultation with Forte’s outside legal counsel and financial advisor, the Forte Board must have determined, in good faith, that such Acquisition Proposal continues to constitute a Superior Offer and that the failure to make the Adverse Change Recommendation or terminate the Merger Agreement would be inconsistent with the fiduciary duties of the Forte Board under applicable legal requirements;

The requirements above will apply again to any change to any of the financial terms (including the form, amount and timing of payment of consideration) or other material amendment to any Acquisition Proposal and will require that a new notice be given to Parent, except that the references to three business days above will be references to two business days.

Additionally, other than in connection with a Superior Offer, the Forte Board may also make an Adverse Change Recommendation at any time prior to the Offer Acceptance Time in response to an Intervening Event (as defined below) only if:
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the Forte Board has determined in good faith, after consultation with Forte’s outside legal counsel and its financial advisor, that the failure to make an Adverse Change Recommendation would be inconsistent with the fiduciary duties of the Forte Board under applicable legal requirements;

•
Forte has given Parent prior written notice of its intention to make an Adverse Change Recommendation at least three business days prior to doing so (which notice must specify in reasonable detail the facts and circumstances that render an Adverse Change Recommendation necessary);

•
if desired by Parent, during such three-business-day period, Forte has negotiated, and caused its representatives to negotiate, in good faith with respect to any revisions to the terms of the Merger Agreement or another proposal to the extent proposed by Parent so that an Adverse Change Recommendation would no longer be necessary; and

•
after giving effect to the proposals made by Parent during such period, if any, after consultation with Forte’s outside legal counsel and financial advisor, the Forte Board has determined, in good faith, that the failure to make the Adverse Change Recommendation would be inconsistent with the fiduciary duties of the Forte Board under applicable legal requirements.

The requirements above will also apply to any material change to the facts and circumstances specified by Forte in the notice and will require that a new notice be given to Parent, except that the references to three business days above will be references to two business days.
For purposes of the Merger Agreement, an “Intervening Event” means an event, occurrence, fact or change that materially affects the business, assets or operations of Forte (other than any event, occurrence, fact or change resulting from a breach of the Merger Agreement by Forte) occurring or arising after the date of the Merger Agreement (a) that was not known or reasonably foreseeable to the Forte Board as of the date of the Merger Agreement, which event, occurrence, fact or change becomes known to the Forte Board prior to the Offer Acceptance Time, and (b) that does not relate to (i) changes in the Share price, in and of itself (but the underlying reasons for such changes may constitute an Intervening Event), (ii) any Acquisition Proposal, (iii) the fact that, in and of itself, Forte exceeds any internal or published projections, estimates or expectations of Forte’s revenue, earnings or other financial performance or results of operations for any period, in and of itself (but the underlying reasons for such events may constitute an Intervening Event), or (iv) any regulatory, clinical or manufacturing event, occurrence, fact or change.
Efforts to Consummate the Transactions
Parent, Purchaser and Forte have agreed to use their reasonable best efforts to take as promptly as reasonably practicable any and all steps necessary to avoid or eliminate each and every impediment under antitrust laws or any other applicable legal requirements that may be asserted by any governmental body, in each case with competent jurisdiction, so as to enable the Closing to occur as promptly as practicable, but in no case later than the End Date, including providing as promptly as reasonably practicable and advisable all non-legally privileged information required by any governmental body pursuant to its evaluation of the Transactions under the HSR Act.
Subject to the terms of the Merger Agreement, Parent, Purchaser and Forte will also use their respective reasonable best efforts to obtain from any governmental body all consents, approvals, authorizations or orders required to be obtained under the antitrust laws or any other applicable legal requirements in connection with the consummation of the Transactions or to avoid the entry or enactment of any injunction or other order or decree relating to any antitrust law or any other applicable legal requirements that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Transactions. However, Parent and its affiliates will not be required to, and without the prior written consent of Parent, Forte will not, (i) agree to the entry of an order or decree with any governmental body in connection with obtaining the consents, approvals or authorizations of such governmental bodies in connection with the Merger Agreement and the Transactions, (ii) sell, license, divest or dispose of or hold separate (through the establishment of a trust or otherwise), or commit or agree to sell, license, divest or dispose of or hold separate (through the establishment of a trust or otherwise), or commit or agree to any other structural, behavioral or conduct remedy with respect to, any entities, businesses, divisions, operations, products or product lines, assets, intellectual property rights or businesses of Parent, Forte or the Surviving Corporation (or any of their respective subsidiaries or other affiliates) or agree to any restriction on the conduct of such businesses, (iii) commit or agree to terminate, amend or replace any existing relationships or contractual rights and obligations of Parent, Forte or the Surviving Corporation (or any of their respective subsidiaries or other affiliates), or (iv) effectuate any other change or restructuring of Parent, Forte or the Surviving Corporation (or any of their respective subsidiaries or other affiliates).
Notwithstanding the above, nothing in the Merger Agreement will require Forte and its subsidiaries to take or agree to take any action unless the effectiveness of such action is conditioned upon the Closing. Further, notwithstanding the above and any other provision of the Merger Agreement to the contrary, in no event will Parent, Purchaser, Forte or any of their respective subsidiaries be obligated to litigate or participate in the litigation of any action, whether judicial or administrative, against any governmental body challenging or seeking to restrain, prohibit or place conditions on the consummation of the Transactions under antitrust laws.
In no event later than August 6, 2026 or such later date as may be mutually agreed by Parent and Forte, the parties will make an appropriate filing of all notification and report forms as required by the HSR Act with respect to the Transactions, as discussed in more detail under “—Section 16—Certain Legal Matters; Regulatory Approvals— U.S. Antitrust.”
During the Pre-Closing Period, Purchaser, Parent and Forte will (i) promptly cooperate in all respects and consult with each other in connection with any necessary, proper or advisable application, notice, filing or submission in connection with any investigation or other inquiry, including allowing the other party to have a reasonable opportunity to review in advance and comment on drafts of such applications, notice, filings and submissions, in each case in connection with the Transactions, (ii) give the other parties prompt notice of the making or commencement of any request, inquiry, investigation, action or legal proceeding brought by a governmental body or brought by a third party before any governmental body, in each case, with respect to the Transactions under the antitrust laws or any other applicable legal requirement, (iii) keep the other parties informed in all material respects as to the status of any such application, notice, filing, submission, request, inquiry, investigation, action or legal proceeding, (iv) promptly inform the other parties of, and wherever practicable give the other party reasonable advance notice of, and, where permitted by the U.S. Federal Trade Commission (the “FTC”), the U.S. Department of Justice (the “DOJ”, together with the FTC, the “Antitrust Division”) or such other applicable governmental body the opportunity to review in advance and participate in, any substantive communication to or from the FTC, DOJ or any other governmental body in connection with any such request, inquiry, investigation, action or legal proceeding, (v) promptly furnish the other party, subject to an appropriate confidentiality agreement to limit disclosure to counsel and outside consultants, with copies of documents provided to or received from any governmental body in connection with any such application, notice, filing, submission, request, inquiry, investigation, action or legal proceeding (except that documents, including “Transaction-Related Documents” as that term is used under the HSR Act, that contain valuation information can be redacted), (vi) subject to an appropriate confidentiality agreement to limit disclosure to counsel and outside consultants, and to the extent reasonably practicable, consult and cooperate with the other parties, allow the other parties to have a reasonable opportunity to review in advance, and consider in good faith the views of the other parties in connection with any notice, filing, submission, written analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any such request, inquiry, investigation, action or legal proceeding in respect of the Transactions, and (vii) except as may be prohibited by any governmental body or by any legal requirement, in connection with any such request, inquiry, investigation, action or legal proceeding in respect of the Transactions, give the other party reasonable prior notice and permit authorized representatives of the other parties to be present at each meeting or conference, including by telephone or videoconference, relating to such request, inquiry, investigation, action or legal proceeding and to have access to and be consulted in advance in connection with any argument, opinion or proposal made or submitted to any governmental body in connection with such request, inquiry, investigation, action or legal proceeding. Further, each of Purchaser, Parent and Forte will supply as promptly as practicable such information, documentation, other material or testimony that may be requested by any governmental body, including by complying at the earliest reasonably practicable date with any request for additional information, documents or other materials received by any party or any of their respective subsidiaries from any governmental body in connection with the Transactions. Neither party will commit to or agree with any governmental body to stay, toll or extend any applicable statutory deadline or waiting period under the HSR Act or any other applicable legal requirements, or delay the consummation of the Transactions, withdraw or refile, or cause to be withdrawn or refiled, any notification filed under the HSR Act or any other applicable legal requirements, or provide the applicable governmental body with additional time to review any of the Transactions, in each case, without the prior written consent of the other party. However, notwithstanding the foregoing, Parent may, without the consent of Forte, following engagement with the FTC or DOJ, as applicable, and to the extent Parent determines it would be reasonably necessary to obtain the expiration or termination of the waiting period under the HSR Act as promptly as practicable, voluntarily withdraw its notification under the HSR Act on one occasion so long as Parent refiles its HSR Act notification within two business days after withdrawal unless otherwise agreed by Forte.
Forte, Parent and Purchase will not enter into any acquisition or exclusive license of, or joint venture, collaboration or similar arrangement with respect to, any biopharmaceutical product that would reasonably be expected to make it materially more difficult, or to materially increase the time required, to (i) obtain the expiration or termination of the waiting period under the HSR Act, (ii) avoid the entry of, the commencement of litigation seeking the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order that would materially delay or prevent the consummation of the Transactions, or (iii) obtain all authorizations, consents, orders and approvals of governmental bodies necessary for the consummation of the Transactions.
Subject to the requirements set forth above, Parent will (i) control the timing and strategy for obtaining any approvals, consents, registrations, waivers, permits, authorizations, exemptions, clearances, orders and other confirmations from any governmental body in connection with the Transactions, and (ii) coordinate the overall development of the positions to be taken and the regulatory actions to be requested in any filing or submission with any governmental body in connection with the Transactions and in connection with any investigation or other inquiry or litigation by or before, or any negotiations with, any governmental body relating to the Transactions and of all other regulatory matters incidental thereto.
Notwithstanding any other requirement in the Merger Agreement, where a party (a “Disclosing Party”) is required under the applicable terms of the Merger Agreement to provide information to another Party (a “Receiving Party”) that the Disclosing Party deems to be competitively sensitive information or otherwise reasonably determines in respect thereof that disclosure should be restricted, the Disclosing Party may restrict the provision of such competitively sensitive and other restricted information only to antitrust counsel of the Receiving Party. However, the Disclosing Party must also provide to the Receiving Party upon request of the Receiving Party a redacted version of such information which does not contain any such competitively sensitive or other restricted information.
Employee Benefits
For the period commencing at the Effective Time and ending on the last day of the calendar year in which the Closing occurs (or, if earlier, the date of termination of employment of any relevant Continuing Employee (as defined below)), Parent will provide, or cause to be provided, to each person who is employed by Forte or any of its subsidiaries as of immediately prior to the Effective Time and who continues to be actively employed by the Surviving Corporation (or any affiliate, including Parent and its affiliates) immediately following the consummation of the Merger (each, a “Continuing Employee”) with (i) an annual base salary or base wage rate that is no less than that provided to such Continuing Employee immediately prior to the Effective Time, and (ii) other employee benefits that in the aggregate are no less favorable than those provided to such Continuing Employee immediately prior to the Effective Time (excluding long-term incentive compensation, any equity or equity-based compensation, change in control, transaction, retention or non-recurring payments or benefits, deferred compensation arrangements, defined benefit pension plans, any post-termination or retiree health or welfare benefits, or other similar compensation or benefit arrangements (collectively, the “Excluded Benefits”)).
The Merger Agreement also provides that, with certain exceptions, service credit will be provided to Continuing Employees for purposes of severance eligibility, if applicable, service anniversaries and vacation eligibility under any benefit plans in which Continuing Employees are eligible to participate after the Effective Time (but not for purposes of equity-based award vesting, non-recurring payments or benefits, any other Excluded Benefits or as would otherwise result in any duplication of benefits), in each case, to the same extent as such service would have been recognized under comparable plans of the Company or its subsidiaries, and that Parent will use reasonable best efforts to (i) waive or cause to be waived any eligibility requirements or pre-existing condition limitations or waiting period requirements to the same extent waived or satisfied under the corresponding Employee Plan in which Continuing Employees participated prior to the Effective Time and (ii) give effect, in determining any deductible, co-insurance and maximum out-of-pocket limitations, amounts paid by such employees prior to the Effective Time during the calendar year in which the Effective Time occurs under similar plans maintained by the Company or its subsidiaries.

If requested in writing by Parent at least 10 days prior to the expected date of the Merger, no later than one day prior to the Effective Time, the Forte Board will take actions necessary to terminate its participation in the 401(k) plan sponsored by a third-party professional employer organization in which Forte currently participate, effective as of the day prior to the Merger and contingent upon the occurrence of the Effective Time.
The Merger Agreement does not confer upon any person (other than Forte, Parent and Purchaser) any rights with respect to the provisions summarized above pertaining to employee matters. Nothing in the Merger Agreement creates any right in any person to employment with Parent, the Surviving Corporation, or any other affiliate of the Surviving Corporation or to any compensation or benefits following the Effective Time. Nothing in the Merger Agreement prohibits Parent or the Surviving Corporation or their affiliates from amending or terminating any employee benefit plan, or requires Parent or the Surviving Corporation or their affiliates to keep any individual employed for any period of time, nor does it require Parent or any of its affiliates to establish, maintain or provide any particular employee benefit plan, program or arrangement.
In connection with the Merger Agreement, the parties have also agreed to cooperate in good faith with respect to any formal or informal broad-based communications or materials to employees regarding the Transactions, and Forte will provide Parent with a reasonable opportunity to review and comment on any such proposed communications, including by providing drafts reasonably in advance of the proposed distribution.
Pursuant to the Merger Agreement, prior to the date of the Closing, Forte and Parent will use reasonable best efforts to cause Forte’s Chief Executive Officer (and certain other employees of Forte as may be mutually agreed by Forte and Parent) to enter into a non-competition agreement with Parent to be effective as of the Closing. Parent intends to enter into the foregoing non-competition agreement with Forte’s Chief Executive Officer and certain other designated senior executives, which are expected to become effective upon the Closing. As of the date of this Offer, no such agreements have been entered into.
Director and Officer Indemnification and Insurance
The Merger Agreement provides that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (whether asserted or claimed prior to, at or after the Effective Time) in favor of the current or former directors or officers of Forte or its subsidiaries under their certificate of incorporation and bylaws (or other organizational or governing documents) of each of Forte or its subsidiaries, and the indemnification agreements listed under the Disclosure Letter as in effect on the date of the Merger Agreement will continue in full force and effect in accordance with their terms and will not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any Indemnified Person (as defined below). Parent will cause the Surviving Corporation to perform its obligations under such arrangements for a period of six years from the Effective Time. During the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, Parent will cause the Surviving Corporation and its subsidiaries to, and the Surviving Corporation agrees that it will, pursuant to and to the extent provided in the certificate of incorporation and bylaws (or other organizational documents) of each of Forte or its subsidiaries, and the indemnification agreements set forth in the Disclosure Letter, in each case as in effect on the date of the Merger Agreement, indemnify and hold harmless each individual who is as of the date of the Merger Agreement, or who becomes prior to the Effective Time, a director or officer of any Forte or its subsidiaries or who is as of the date of the Merger Agreement, or who thereafter commences prior to the Effective Time, serving at their request as a director or officer of another person, against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including with respect to matters existing or occurring at or prior to the Effective Time, including the Merger Agreement and the transactions and actions contemplated thereby), arising out of or pertaining to the fact that such person served in such capacity as described above, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable legal requirements.
Further, for a period of six years from and after the Effective Time, Parent and the Surviving Corporation will either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by or for the benefit of Forte and its subsidiaries as of the date of the Merger Agreement, or cause to provide substitute policies, in either case, of not less than the existing coverage and having other terms not less favorable to the insured persons than such insurance coverage currently maintained by or for the benefit of Forte and its subsidiaries with respect to claims arising from facts or events that occur at or before the Effective Time (with insurance carriers having at least an “A” rating by A.M. Best with respect to directors’ and officers’ liability insurance). Neither Parent nor the Surviving

Corporation will be required to pay with respect to such insurance policies an annual premium greater than 300% of the annual premium most recently paid by Forte and its subsidiaries prior to the date of the Merger Agreement and if Parent is unable to obtain the insurance required by this paragraph it is required to obtain as much comparable insurance as possible for the years within such six year period for a premium equal to the such maximum amount. Instead of maintaining any such insurance, and in satisfaction of the foregoing obligations to maintain insurance, prior to the consummation of the Merger, Forte may, and if requested by Parent, Forte will use reasonable best efforts to, purchase a “tail” directors’ and officers’, liability insurance policy for itself and its subsidiaries and their current and former directors and officers who are currently covered by such insurance maintained by or for the benefit of Forte and its subsidiaries, which “tail” policy will provide coverage in an amount not less than the existing coverage and to have other terms not less favorable to the insured persons than the directors’ and officers’, liability insurance coverage currently maintained by Forte and its subsidiaries with respect to claims arising from facts or events that occurred at or before the Effective Time and in no event will the cost of any such tail policy exceed such maximum amount.
Healthcare Regulatory Matters
During the Pre-Closing Period, Forte will, to the extent permissible under applicable legal requirements, (i) promptly inform and, to the extent reasonably practicable, offer Parent the opportunity to (a) consult with Forte and its subsidiaries prior to any proposed material or substantive meeting or other material or substantive communication with the United States Food and Drug Administration, the European Medicines Agency, the Centers for Medicare & Medicaid Services or any other specified governmental body or advisory committee relating to FB102 or material governmental authorization (each, a “Healthcare Regulatory Authority”), and (b) if not prohibited from doing so, attend or participate (in each case, in an observer capacity) in any such meeting and, if Parent is unable or elects not to attend or participate, Forte must promptly provide Parent with a reasonably detailed written summary of any such meeting (but in no event will Forte be required to delay or modify any such filings, correspondence or communication), (ii) promptly inform Parent of, and provide Parent with a reasonable opportunity to review and comment on, in advance, any material or substantive filing proposed to be made by or on behalf of Forte or its subsidiaries, and any material or substantive correspondence or other material or substantive communication proposed to be submitted or otherwise transmitted to a Healthcare Regulatory Authority, and Forte must consider in good faith any comments or other input timely provided by Parent (but Forte or its subsidiaries will not be required to delay any such filings, correspondence or communication), (iii) keep Parent reasonably informed of any material or substantive communication (written or oral) with or from a Healthcare Regulatory Authority, including by furnishing Parent with all copies thereof, and (iv) promptly inform Parent and, to the extent reasonably practicable, provide Parent with a reasonable opportunity to comment, in each case, prior to making any material change to any study protocol, adding any new trial, making any material change to a manufacturing plan or process, making any material change to a development timeline or initiating or making any material change to, commercialization and reimbursement activities or materials (including promotional and marketing activities and materials) relating to FB102. Forte will promptly notify Parent of any material data or other material information relating to FB102, including information related to any adverse events with respect to FB102, in each case which it discovers after the date of the Merger Agreement, including all data and other information concerning the safety, efficacy, side effects, toxicity, or manufacturing quality and controls of FB102.
Stockholder Litigation
In the event that any litigation related to the Merger Agreement, the Offer, the Merger or the other Transactions is brought by any stockholder or other holder of securities of Forte or its subsidiaries against Forte or its subsidiaries and/or their respective directors or officers, Forte will promptly as practicable notify Parent and will keep Parent reasonably informed of any developments with respect to such litigation. Forte has agreed to give Parent the (i) opportunity to participate in the defense of any such litigation, (ii) right to review and comment on all filings or responses to be made by Forte or its subsidiaries in connection with such litigation (and will give due consideration to Parent’s comments and other advice with respect to such litigation), and (iii) right to consult on any settlement with respect to such litigation, and no such settlement will be agreed to without Parent’s prior written consent. Forte will otherwise control the defense and/or settlement and the disclosure of information therewith will be subject to the access and notice provisions described above, including regarding attorney-client privilege or other applicable legal privilege.

Other Covenants
The Merger Agreement also contains certain additional covenants and obligations of the parties, including that:
•
subject to customary exceptions and limitations and at Parent’s expense, Forte must provide Parent and its representatives with reasonable access during normal business hours to Forte and its subsidiaries and their respective representatives, designated personnel and assets, books, records, documents and information;

•
certain public statements of the parties or making any announcement to officers or employees of Forte or its subsidiaries in respect of the Transactions are subject to consent or review and consultation with the other party;

•	there are certain notification requirements applicable to each of Forte and Parent as it relates to the occurrence of certain material events;
•	Parent, Purchaser and Forte must use reasonable best efforts to grant approvals and take actions as are necessary to eliminate the effect of takeover statutes on any of the Transactions;
•
Forte and the Forte Board must take appropriate action to approve the disposition and cancellation or deemed disposition and cancellation of Shares, Forte Options and Forte RSUs in the Merger in order to cause such dispositions and/or cancellations to be exempt under Rule 16b-3 promulgated under the Exchange Act;

•
the compensation committee of the Forte Board must approve each agreement, arrangement or understanding between Purchaser, Forte or any of its subsidiaries or their respective affiliates, on one hand, and any of the officers, directors or employees of Forte or any of its subsidiaries, on the other hand, for purposes of Rule 14d-10(d)(2) under the Exchange Act; and

•
Forte must cooperate with Parent and use reasonable best efforts to take actions to enable the delisting of the Shares from Nasdaq and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time.

Conditions to the Offer
See “—Section 15—Conditions to the Offer.”
Conditions to the Merger
The obligations of each party to consummate the Merger are subject to the satisfaction of the following conditions:
•
the absence of (i) any temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger issued by any governmental body of competent jurisdiction, and (ii) any legal requirement that have been promulgated, enacted, issued or deemed applicable to the Merger by any governmental body of competent jurisdiction which prohibits or makes illegal the consummation of the Merger; and

•	Purchaser (or Parent on Purchaser’s behalf) having accepted for payment all of the Shares validly tendered pursuant to the Offer and not validly withdrawn.
Termination of the Merger Agreement
The Merger Agreement may be terminated prior to the Offer Acceptance Time under any of the following circumstances:
•	by mutual written consent of Parent and Forte;
•
by either Parent or Forte, if the Offer Acceptance Time has not occurred on or prior to one minute after 11:59 p.m., Eastern Time, on November 30, 2026 (such date and time, the “End Date” and such termination, an “End Date Termination”). However, the right to terminate the Merger Agreement pursuant to an End Date Termination cannot be exercised by any party whose breach of the Merger Agreement has proximately caused or proximately resulted in the Offer Acceptance Time not having occurred by or before the End Date;

•
by either Parent or Forte, if any temporary restraining order, preliminary or permanent injunction or other order or legal requirement having the effect of permanently restraining, enjoining or otherwise prohibiting the acceptance for payment of Shares pursuant to the Offer or the Merger or making the consummation of the

Offer or the Merger illegal is in effect and is final and nonappealable (a “Legal Restraint Termination”). However, the right to terminate the Merger Agreement pursuant to a Legal Restraint Termination cannot be exercised by any party whose breach of the Merger Agreement has proximately caused or proximately resulted in such final and nonappealable order, injunction, decree, ruling or other action or that has failed to comply with its obligations under the Merger Agreement with respect to the removal of such order, injunction, decree, ruling or other action;
•	by Parent, at any time prior to the Offer Acceptance Time, if the Forte Board effects an Adverse Change Recommendation (a “Change in Recommendation Termination”);
•
by Forte, if the Forte Board authorizes Forte to terminate the Merger Agreement to enter into a binding written definitive acquisition agreement providing for the consummation of the transaction contemplated by a Superior Offer (a “Superior Offer Termination”). However, the right to terminate the Merger Agreement pursuant to a Superior Offer Termination can only be exercised by Forte if (a) Forte has not violated its obligations described under “—No Solicitation by Forte” and “—Forte Board Recommendation and Changes of Recommendation” with respect to such Superior Offer, and (b) Forte pays the Termination Fee (as defined and in accordance with the procedures described below);

•
by Parent, if Forte breaches any representation or warranty of Forte contained in the Merger Agreement or fails to perform any covenant or obligation in the Merger Agreement such that the Representations Condition or the Obligations Condition would not be satisfied and cannot be cured by Forte by the End Date, or if capable of being cured in such time period, is not cured within 30 days of the date Parent gives Forte written notice of such breach or failure to perform (a “Forte Breach Termination”). However, the right to terminate the Merger Agreement pursuant to a Forte Breach Termination cannot be exercised by Parent if either Parent or Purchaser is then in breach of any of its respective representations, warranties, covenants or obligations such that Forte would be permitted to terminate the Merger Agreement pursuant to a Parent Breach Termination (as defined below) (without regard to the cure period applicable to such Parent Breach Termination);

•
by Forte, if Parent or Purchaser breaches any representation or warranty of Parent or Purchaser contained in the Merger Agreement or fails to perform any covenant or obligation in the Merger Agreement, in each case, if such breach or failure would reasonably be expected to prevent Parent or Purchaser from consummating the Offer and the Merger by the End Date and such breach or failure cannot be cured by Parent or Purchaser, as applicable, by the End Date, or, if capable of being cured in such time period, is not cured within 30 days of the date Forte gives Parent written notice of such breach or failure to perform (a “Parent Breach Termination”). However, the right to terminate the Merger Agreement pursuant to a Parent Breach Termination cannot be exercised by Forte if Forte is then in breach of any of its respective representations, warranties, covenants or obligations and such breach would give rise to a failure of the Representations Condition or the Obligations Condition (if such condition were tested as of the date of such breach instead of as of the Offer Acceptance Time);

•	by Forte, if Purchaser fails to commence the Offer on or prior to August 7, 2026; or
•
by either Parent or Forte, if as of any scheduled Expiration Date (subject to any extensions of the Offer) all of the Offer Conditions (other than the Minimum Condition) are satisfied or waived (to the extent waivable) and the Minimum Condition has not been satisfied and the Offer has expired pursuant to its terms (after any extensions made in accordance with the Merger Agreement) (a “Minimum Condition Termination”). However, the right to terminate the Merger Agreement pursuant to a Minimum Condition Termination cannot be exercised by any party whose breach of the Merger Agreement has proximately caused or proximately resulted in the failure of the Offer Acceptance Time to occur before such termination.

Effect of Termination of the Merger Agreement
To effect a termination of the Merger Agreement, a party must provide the other party or parties written notice of such termination specifying the provision of the Merger Agreement pursuant to which such termination is made. If the Merger Agreement is terminated pursuant to its terms, it will be of no further force or effect and there will be no liability on the part of Parent, Purchaser or Forte or any of their respective former, current or future officers, directors, partners, stockholders, managers, members or affiliates following any such termination, except that (i) certain specified provisions of the Merger Agreement, as well as the Confidentiality Agreement (as defined and described below), will survive such termination, including the provisions described in “—Termination Fees—” below, and (ii) no such termination will relieve any party from any liability for fraud or willful breach of the Merger Agreement prior to termination. Parent, Purchaser and Forte acknowledge and agree that such liability will not be limited to reimbursement of out-of-pocket fees, costs or expenses incurred in connection with the Transactions, and may include damages based on loss of the economic benefit of the Transactions to Parent or to Forte and the stockholders of Forte (in each case, taking into consideration all relevant matters, including other business opportunities or combination opportunities and the time value of money).
Termination Fee
Forte will pay Parent or its designee a termination fee of $65,000,000 in cash (the “Termination Fee”) in the following circumstances, and in each case by wire transfer of same day funds on the terms respectively described below:
•
the Merger Agreement is terminated by Forte pursuant to a Superior Offer Termination, in which case the Termination Fee will be paid by wire transfer of same day funds prior to or substantially concurrently with (and as a condition to the effectiveness of) such termination;

•
the Merger Agreement is terminated by Parent pursuant to a Change in Recommendation Termination, in which case the Termination Fee by wire transfer of same day funds within one business day after such termination; or

•	if each of the following conditions is satisfied, in which case the Termination Fee will be paid by wire transfer of same day funds prior to the date the relevant Acquisition Proposal is consummated:
•
the Merger Agreement is terminated (a) by Parent or Forte pursuant to an End Date Termination (but in the case of a termination by Forte, only if at such time Parent would not be prohibited from terminating the Merger Agreement pursuant to an End Date Termination) and the Minimum Condition is not satisfied as of such termination, (b) by Parent pursuant to a Forte Breach Termination resulting from a material breach of Forte’s obligations with respect to no-solicitation and Forte Board Recommendation set forth in the Merger Agreement, or (c) by Parent or Forte pursuant to a Minimum Condition Termination;

•
any person has publicly disclosed a bona fide Acquisition Proposal, or such Acquisition Proposal has otherwise been communicated to the Board of Directors or the Company’s stockholders and shall have become publicly known, after the date of the Merger Agreement and prior to such termination and such Acquisition Proposal has not been unconditionally and publicly withdrawn without qualification at least three business days prior to such termination; and

•
within 12 months of such termination, Forte consummates any Acquisition Proposal or enters into a definitive agreement with respect to any Acquisition Proposal, which is consummated (whether within such 12-month period or at any time thereafter) provided, however, that for purposes of this clause the references to “20%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%.”

Forte will not be required to pay the Termination Fee more than once. If Forte fails to timely pay the Termination Fee due pursuant to the Merger Agreement, and in order to obtain the payment, Parent commences a legal proceeding which results in a judgment against Forte, then Forte will pay Parent’s reasonable and documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket attorneys’ fees) in connection with such suit, together with interest on such amount at the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received.
In the event of receipt by a party or its designee of the full payment of the Termination Fee, as the case may be, (i) such receipt will be deemed to be liquidated damages for any and all losses or damages suffered or incurred by the recipient party, any of its affiliates or any other person in connection with the Merger Agreement (and the termination thereof), the Transactions (and the abandonment thereof) or any matter forming the basis for such termination, and (ii) such payment will be the sole and exclusive remedy of such recipient party and any of its affiliates against the other party and any of such other party’s subsidiaries and its and their respective former, current or future officers, directors, partners, stockholders, equityholders, managers, members or affiliates for any loss suffered as a result of the failure of the Offer or the Merger to be consummated or for a breach or failure to perform under the Merger Agreement or otherwise, all of whom will have no further liability or obligation relating to or arising out of the Merger Agreement or the Transactions upon such payment, except in the case of fraud or willful breach of the Merger Agreement prior to such termination.

Fees and Expenses
Except as expressly specified in the Merger Agreement, all fees and expenses incurred in connection with the Merger Agreement and the Transactions will be paid by the party incurring such fees or expenses, whether or not the Offer and the Merger are consummated.
Amendments
Prior to the Offer Acceptance Time, the Merger Agreement may be amended by a written instrument signed on behalf Parent, Purchaser and Forte, subject to applicable approval and authorization requirements, including approval of the Forte Board in the case of Forte. The Merger Agreement cannot be amended or supplemented following the Offer Acceptance Time.
Specific Performance
Parent, Purchaser and Forte have agreed that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the Merger Agreement in accordance with its specified terms or if they otherwise breach its provisions; and that, accordingly, each party will be entitled to an injunction or injunctions, specific performance, or other equitable relief, to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement, without proof of damages or requirement to post a bond or other security or otherwise, in addition to any other remedy to which they are entitled under the terms of the Merger Agreement.
Governing Law
The Merger Agreement is governed by and will be construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.
Certain Other Agreements
The Confidentiality Agreement
On April 8, 2026, Forte and Parent entered into a Confidentiality and Nondisclosure Agreement (the “Confidentiality Agreement”), pursuant to which Forte agreed to disclose certain of its confidential and proprietary information to Parent for purposes of permitting the parties to evaluate a possible working relationship in connection with the Company’s business involving the research and development of FB102, and Parent agreed, subject to certain customary exceptions including the ability to make disclosures required by applicable law, to keep such information, whether disclosed in writing, orally, or visually, confidential and to use it solely for such purpose. The Confidentiality Agreement also provides for the return, destruction, or deletion of confidential information upon request, subject to limited exceptions, and permits the Company to seek equitable relief, including injunctive relief, for breaches of the agreement. The Confidentiality Agreement terminates on April 8, 2027, or may be terminated by either party upon 30 days’ written notice to the other party, and the confidentiality and use restrictions described above survive for one year following any such termination.
The foregoing summary description of the Confidentiality Agreement is only a summary and is qualified by reference to the Confidentiality Agreement, which is filed as Exhibit (d)(3) to the Schedule TO herewith and incorporated herein by reference.
Share Purchase
On April 8, 2026, Parent purchased 951,655 Shares in a public offering by Forte at a price of $26.27 per Share.
Support Agreements
Concurrently with entry into the Merger Agreement, Parent and Purchaser entered into Support Agreements with each of the directors and executive officers of Forte, solely in their respective capacities as stockholders of Forte. Collectively, as of July 26, 2026, the Supporting Stockholders owned or controlled approximately 1% of the outstanding Shares.
Parent and Purchaser expressly disclaim beneficial ownership of all Shares covered by the Support Agreements.

The Support Agreements provide that, as promptly as practicable after, and in no event following the later of (i) seven business days following the commencement of the Offer and (ii) the delivery of the Letter of Transmittal, the Supporting Stockholders will validly and irrevocably tender into the Offer, and not withdraw, all outstanding Shares each Supporting Stockholder owns of record or beneficially (within the meaning of Rule 13d-3 under the Exchange Act. Any Shares that a Supporting Stockholder acquires of record or beneficially after such seventh business day must be tendered as promptly as practicable after such acquisition (but, if acquired prior to the expiration of the Offer, in no event later than the expiration of the Offer).
During the period from July 26, 2026 until the termination of the applicable Support Agreement (the “Support Period”), each Supporting Stockholder has agreed, in connection with any annual or special meeting of stockholders of Forte in which the vote or other approval of the stockholders of Forte is sought with respect to the Offer, the Merger, the Merger Agreement or any Acquisition Proposal, to (i) appear at such meeting or otherwise cause all of such Supporting Stockholder’s Shares owned of record or beneficially (within the meaning of Rule 13d-3 under the Exchange Act), together with any Shares such Supporting Stockholder acquires after the date of the Support Agreement (including upon exercise of Forte Options or vesting of Forte RSUs) and prior to the termination of the Support Agreement, but excluding any unexercised Forte Options or unvested Forte RSUs and any Shares properly transferred in accordance with the terms of the Support Agreement (collectively, the “Subject Shares”) to be counted as present at the meeting for purposes of determining a quorum and (ii) be present (in person or by proxy) and vote or cause to be voted all of the Subject Shares (x) against any Acquisition Proposal (other than the Merger and the other Transactions), (y) against any change in membership of the Forte Board that is not recommended or approved by the Forte Board, and (z) against any other proposed action, agreement or transaction involving Forte that is intended, or would reasonably be expected, to prevent, materially impair, or materially delay the consummation of, the Offer, the Merger or the other Transactions.
During the Support Period, the Supporting Stockholders have further agreed not to, directly or indirectly, (i) create or permit to exist any encumbrance, other than certain permitted encumbrances, on any of the Supporting Stockholders’ Subject Shares, (ii) transfer, sell (including short sell), assign, gift, hedge, pledge, grant a participation interest in, hypothecate or otherwise dispose (whether by sale, liquidation, dissolution, dividend or distribution) of, or enter into any derivative arrangement with respect to (collectively, “Transfer”), any of the Supporting Stockholders’ Subject Shares, or any right or interest therein (or consent to any of the foregoing), (iii) enter into any contract with respect to any Transfer of the Supporting Stockholders’ Subject Shares or any interest therein, (iv) grant or permit the grant of any proxy, power of attorney or other authorization or consent in or with respect to any of the Supporting Stockholders’ Subject Shares, (v) deposit or permit the deposit of any of the Supporting Stockholders’ Subject Shares into a voting trust or enter into a voting agreement or arrangement with respect to any of the Supporting Stockholders’ Subject Shares, or (vi) take or permit any other action that would in any way prevent, materially delay or materially impair the compliance with the Supporting Stockholders’ obligations thereunder or the transactions contemplated thereby, otherwise make any representation or warranty of the Supporting Stockholders therein untrue or incorrect in any material respect, or have the effect of preventing or disabling the Supporting Stockholders from complying with any of their obligations under the Support Agreements. The restrictions on Transfer are subject to certain customary exceptions.
Each Supporting Stockholder has also agreed, during the Support Period, (i) to forever waive and not exercise any appraisal or dissenters’ rights, including under Section 262 of the DGCL, in respect of such Supporting Stockholder’s Subject Shares in connection with the Merger, and (ii) not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim relating to the negotiation, execution or delivery of the Merger Agreement or the Support Agreement or the consummation of the Merger or the other Transactions, including any claim challenging the validity of, or seeking to enjoin or delay, the Offer or the Merger or alleging a breach of any fiduciary duty of the Forte Board in connection therewith.
The Support Agreements provide that each Supporting Stockholder’s obligations under the agreements are solely in such Supporting Stockholder’s capacity as a stockholder of Forte, and not, if applicable, in such Supporting Stockholder’s capacity as a director, officer or employee of Forte, and that nothing in the Support Agreements in any way restricts a director or officer of Forte in the taking of any actions (or failures to act) in his or her capacity as a director or officer of Forte, or in the exercise of his or her fiduciary duties as a director or officer of Forte.
The Support Agreements terminate upon the earliest of (i) the valid termination of the Merger Agreement in accordance with its terms, (ii) the Effective Time, (iii) written notice of termination from Parent to the Supporting Stockholder(s), and (iv) any amendment or change to the Merger Agreement or the Offer that is effected without the applicable

Supporting Stockholder’s consent and that decreases the amount, or changes the form, of consideration payable to all stockholders of Forte pursuant to the terms of the Merger Agreement (other than any increase in the consideration payable in the Offer that does not reduce the cash consideration payable in the Offer).
This summary and description of the material terms of the Support Agreements does not purport to be complete and is qualified in its entirety by reference to the Form of Support Agreement, which is filed as Exhibit (d)(2) to the Schedule TO and are incorporated by reference herein.
14.	Dividends and Distributions
The Merger Agreement provides that during the Pre-Closing Period, except (a) as required or permitted under the Merger Agreement, applicable laws or to comply with certain material contracts, (b) with the prior written consent of Parent, or (c) for certain customary exceptions or actions agreed between Parent and Forte and either set forth in the Merger Agreement or described in the Disclosure Letter, Forte will not, and will cause each of its subsidiaries not to, establish a record date for, declare, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock (including the Shares) or other equity interests or voting interests.
15.	Conditions to the Offer
Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act, pay for any Shares validly tendered pursuant to the Offer at any scheduled Expiration Date, if any of the conditions set forth below is not satisfied or waived in writing by Parent and Purchaser (to the extent waivable by Parent and Purchaser) as of the Expiration Date:
•
the number of Shares that are validly tendered (and not validly withdrawn), in the Offer that, considered together with all other Shares owned by Purchaser and its affiliates, must represent one more Share than 50% of the total number of Shares outstanding as of immediately following the consummation of the Offer (the “Minimum Condition”);

•	the representations and warranties of Forte as set forth:
•
in Section 3.03(a), Section 3.03(c) and Section 3.03(d) (Capitalization, Etc.) of the Merger Agreement being true and correct in all respects as of the date of the Merger Agreement and at and as of the Expiration Date as if made on and as of the Expiration Date (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period), except where the failure to be so true and correct in all respects, individually or in the aggregate, would not reasonably be expected to require Forte, Parent and Purchaser, collectively, to pay additional consideration in excess of $7,500,000 pursuant to the Merger Agreement with respect to payment of Shares for the Offer relative to the consideration that would have been so payable had such representations and warranties been true and correct in all respects as of the date of the Merger Agreement and at and as of the Expiration Date as if made on and as of the Expiration Date, or to the extent any such representation or warranty expressly relates to an earlier date or period, as of such date or period;

•
in the first sentence of Section 3.01 (Due Organization), Section 3.02 (Organizational Documents), Section 3.03(b) and Section 3.03(e) (Capitalization, Etc.), Section 3.04 (Authority; Binding Nature of Agreement), Section 3.22 (Takeover Laws), Section 3.23(a)(i) (Non-Contravention; Consent), Section 3.24 (Opinion of Financial Advisor) and Section 3.25 (Brokers and Other Advisors) of the Merger Agreement being true and correct in all material respects as of the date of the Merger Agreement and at and as of the Expiration Date as if made on and as of the Expiration Date (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period);

•	in Section 3.06(b) (No Material Adverse Effect) being true and correct in all respects as of the date of the Merger Agreement; and
•
in the Merger Agreement (other than those referred to in the three sub-bullets above) being true and correct (disregarding for this purpose all “Material Adverse Effect” and “materiality” qualifications contained in such representations and warranties), as of the date of the Merger Agreement and as of the Expiration Date as if made on and as of the Expiration Date (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period), except where the failure of such representations and warranties to be so true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (the conditions in this sub-bullet and the three foregoing sub-bullets, collectively, the “Representations Condition”);
•
with respect to all obligations, covenants and agreements Forte being required to comply with or perform at or prior to the Expiration Date, Forte having complied with or performed in all material respects such obligations, covenants and agreements (the “Obligations Condition”);

•	since the date of the Merger Agreement, there not having occurred a Material Adverse Effect which is continuing (the “No MAE Condition”);
•
the waiting period (or any extension thereof) applicable to the Offer or the Merger under the HSR Act having expired or been terminated, and if Parent or Forte has entered into an agreement with any governmental body regarding the timing of the consummation of the Offer or the Merger, the agreement permitting such consummation (together, the “HSR Clearance Condition”);

•
Parent and Purchaser having received a certificate executed on behalf of Forte by Forte’s Chief Executive Officer and Chief Financial Officer certifying that the Representations Condition, the Obligations Condition and the No MAE Condition have been satisfied;

•
there not having been issued by any governmental body of competent jurisdiction, and remaining in effect, any judgment, temporary restraining order, preliminary or permanent injunction or other order, decree or ruling restraining, enjoining or otherwise preventing the acquisition of or payment for Shares pursuant to the Offer or the consummation of the Offer or the Merger or subsequent integration, and there not having been any legal requirement promulgated, enacted, issued or deemed applicable to the Offer or the Merger by any governmental body which prohibits or makes illegal the acquisition of or payment for Shares pursuant to the Offer or the consummation of the Merger or subsequent integration (together, the “No Restraints Condition”); and

•	the Merger Agreement not having been terminated in accordance with its terms (the “Termination Condition”).
The Offer is not subject to any financing condition. The foregoing conditions are in addition to, and not a limitation of, the rights or obligation of Parent and Purchaser to extend, terminate or modify the Offer pursuant to the terms of the Merger Agreement, as described above under “—Section 1—Terms of the Offer.” The foregoing conditions are for the sole benefit of Parent and Purchaser, may be asserted by Parent or Purchaser regardless of the circumstances giving rise to any such conditions (including any action or inaction by Parent or Purchaser) and (except for the Minimum Condition and the Termination Condition) may be waived by Parent and Purchaser, in whole or in part, at any time and from time to time, in the sole and absolute discretion of Parent and Purchaser. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which may be asserted at any time and from time to time.
A “Material Adverse Effect” means any change, circumstance, condition, development, effect, event, occurrence or state of facts (any of the foregoing, an “Effect”) which, individually or when taken together with all other Effects that have occurred in the applicable determination period for a Material Adverse Effect, has had or would reasonably be expected to have a material adverse effect on the business, assets, financial condition or results of operations of Forte, taken as a whole; but no Effect to the extent resulting from or relating to any of the following will be deemed to constitute or be taken into account in determining whether there is, or would reasonably be expected to be, a Material Adverse Effect:
(a)	any Effects generally affecting the industries in which Forte or its subsidiaries operate;
(b)	any general economic, financial or market conditions;
(c)	fluctuations in the value of any currency or interest rates;
(d)	political, geopolitical, legal or regulatory conditions, including government shutdowns, tariffs, sanctions, trade policies and trade disputes, or any threats of any of the foregoing;

(e)
any terrorism, cyber-attacks, war (whether or not declared), military action, civil unrest, shortages, national or international calamity, natural or man-made disaster, weather event, pandemic, epidemic or disease outbreak or any other force majeure events;

(f)
the negotiation, execution or performance of the Merger Agreement or the announcement or consummation of the Transactions, including the identity of Parent or Purchaser as the acquiror of Forte, in each case of the foregoing including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors or partners, or any litigation arising from this Agreement or the Transactions, in each case of the foregoing other than for purposes of the representation and warranty set forth in Section 3.23 of the Merger Agreement (Non-Contravention; Consents), and the condition set forth in clause (b)(iv) of Annex I to the Merger Agreement solely as such condition relates to Section 3.23 of the Merger Agreement (Non-Contravention; Consents);

(g)
any change in the market price or trading volume of Forte’s stock or change in Forte’s credit ratings, or any failure of Forte to meet internal or analysts’ expectations or projections; provided, however, that the underlying causes of such changes or failure may be considered in determining whether a Material Adverse Effect has occurred to the extent not otherwise excluded by any exception herein;

(h)	any action taken or omitted to be taken by Forte at the written direction of Parent;
(i)
any change in, or action taken required to comply with any change in any legal requirement (or the authoritative interpretation or enforcement thereof) or GAAP (or the authoritative interpretation thereof); and

(j)
any commercial, safety, regulatory, clinical or manufacturing Effects (i) with respect to any product candidate, in each case, not involving (A) any fraud, willful misconduct, violation of applicable legal requirement or other wrongdoing by or on behalf of Forte or its subsidiaries or (B) any material failure by or on behalf of Forte or its subsidiaries to comply with the then-approved clinical protocol for the development of FB102, or (ii) any product or product candidate of any competitor of Forte (including, in each case of the foregoing (i) and (ii), for the avoidance of doubt, with respect to any pre-clinical or clinical studies, tests or results or announcements thereof, any increased incidence or severity of any previously identified side effects, adverse effects, adverse events or safety observations or reports of new side effects, adverse events or safety observations).

Any event, occurrence, circumstance or effect referred to in the foregoing clauses (a), (b), (c), (d) and (e) may be taken into account in determining whether there is, or would be reasonably expected to be, a Material Adverse Effect to the extent such Effects disproportionately affects Forte relative to other participants in the industries in which Forte operates.
16.	Certain Legal Matters; Regulatory Approvals
General
Based on our examination of publicly available information filed by Forte with the SEC and a review of certain information furnished by Forte to Purchaser, we are not aware of any governmental license or regulatory permit that appears to be material to Forte’s business that might be adversely affected by our acquisition of Shares pursuant to the Offer or, except as set forth below, of any approval or other action by any government or governmental authority or agency, domestic, foreign or super national, that would be required for our acquisition or ownership of Shares pursuant to the Offer. Should any such approval or other action be required or desirable, we currently contemplate that such approval or other action will be sought. Except as described below, there is no current intent to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter. We are unable to predict whether we will determine that we are required to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any approval or other action not described below. There can be no assurance that any such approval or other action, if needed, would be obtained (with or without substantial conditions) or that if such approvals were not obtained or such other actions were not taken adverse consequences might not result to Forte’s business or certain parts of Forte’s business might not have to be disposed of, any of which could cause Purchaser to elect to terminate the Offer without the purchase of Shares thereunder. Our obligation under the Offer to accept for payment and pay for Shares is subject to the conditions set forth in “—Section 15—Conditions to the Offer.”

State Takeover Statutes
As a Delaware corporation, Forte is subject to Section 203 of the DGCL. In general, Section 203 of the DGCL prevents a Delaware corporation from engaging in a “business combination” (defined to include mergers and certain other actions) with an “interested stockholder” (including a person who owns or has the right to acquire 15% or more of a corporation’s outstanding voting stock) for a period of three years following the date such person became an “interested stockholder” unless, among other things, the “business combination” is approved by the board of directors of such corporation before such person became an “interested stockholder.” Parent and Purchaser have represented and warranted to Forte in the Merger Agreement that neither Parent nor Purchaser is, or during the three years prior to the date of the Merger Agreement has been, an “interested stockholder” of Forte as defined in Section 203 of the DGCL. Forte has represented to Purchaser in the Merger Agreement that, assuming the accuracy of certain representations and warranties made by Parent and Purchaser, the Forte Board has taken and will take all actions so that the restrictions contained in Section 203 of the DGCL or any other similar takeover laws are inapplicable to the execution, delivery and performance of the Merger Agreement and to the consummation of the Offer, the Merger and the other Transactions.
In addition to Section 203 of the DGCL, a number of other states have adopted laws which purport, to varying degrees, to apply to attempts to acquire corporations that are incorporated in, or which have substantial assets, stockholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in, such states. Forte conducts business in a number of states throughout the United States, some of which may have enacted such laws. Except as described herein, we do not know whether any of these laws will, by their terms, apply to the Offer or the Merger, and we have not attempted to comply with any such laws. To the extent that certain provisions of these laws purport to apply to the Offer or the Merger, we believe that there are reasonable bases for contesting the application of such laws. If any such takeover law becomes, or purports to be, applicable to the Transactions, each of Parent and Forte and the members of their respective boards of directors will use their respective reasonable best efforts to grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms and conditions contemplated in the Merger Agreement and otherwise act to lawfully eliminate the effect of any takeover law on any of the Transactions.
If any government official or third party seeks to apply any state takeover law to the Offer or the Merger, we will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. If it is asserted that one or more state takeover statutes is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, we may be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and we may be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer or the Merger. In such case, we may not be obligated to accept for payment or pay for any tendered Shares. See “—Section 15—Conditions to the Offer.”
U.S. Antitrust
Under the HSR Act and the rules that have been promulgated thereunder, certain acquisition transactions may not be consummated unless Premerger Notification and Report Forms have been filed with the Antitrust Division and certain waiting period requirements have been satisfied. The purchase of Shares pursuant to the Offer and the Merger is subject to such requirements.
On August 3, 2026, each of Parent and Forte files with the Antitrust Division and the FTC a Premerger Notification and Report Form under the HSR Act with respect to the Offer and the Merger. The waiting period applicable to the purchase of Shares pursuant to the Offer will expire at 11:59 p.m. on August 18, 2026 (15 calendar days following the filing of the Premerger Notification and Report Form), but this period may change if the FTC and the Antitrust Division exercise their discretion to terminate the waiting period early or if Parent voluntarily withdraws and refiles its Premerger Notification and Report Form in order to restart the 15-calendar-day waiting period (which it may do, without the consent of Forte and following engagement with the FTC or DOJ, as applicable, to the extent Parent determines it would be reasonably necessary to obtain the expiration or termination of the waiting period under the HSR Act as promptly as practicable, so long as Parent refiles its Premerger Notification and Report Form within two business days after withdrawal, and thereafter only with the written consent of Forte), or if the reviewing agency issues a formal request for additional information and documentary material. If such a request is made, the waiting period will be extended until 11:59 p.m., Eastern Time, 10 calendar days after substantial compliance with such request. Thereafter, Parent and Forte will be free to complete the Offer and the Merger unless otherwise agreed with the reviewing agency or doing so would be prohibited by court order. See “—Section 15—Conditions to the Offer” for certain conditions to the Offer, including conditions with respect to certain governmental actions and “—Section 13—The Transaction Documents—The Merger Agreement—Termination of the Merger Agreement” for certain termination rights pursuant to the Merger Agreement with respect to certain governmental actions.
Regulatory Undertakings
See “—Section 13—The Transaction Documents—Efforts to Consummate the Transactions.”
17.	Fees and Expenses
We have retained Innisfree M&A Incorporated to act as the Information Agent and Computershare Trust Company, N.A. to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone and personal interviews and may request brokers, dealers, commercial banks, trust companies and other nominees to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection therewith, including certain liabilities under the U.S. federal securities laws.
We will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent and the Depositary) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies and other nominees will, upon request, be reimbursed by Purchaser for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.
18.	Miscellaneous
The Offer is not being made to holders in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. We are not aware of any jurisdiction where the making of the Offer or acceptance thereof would be prohibited by securities, blue sky or other valid laws of such jurisdiction. If we become aware of any U.S. state in which the making of the Offer or acceptance of Shares pursuant thereto would not be in compliance with an administrative or judicial action pursuant to a valid state statute, we will make a good faith effort to comply with that state statute. If, after a good faith effort, we cannot comply with the state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in that state. In those jurisdictions where applicable laws or regulations require that the Offer be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.
No person has been authorized to give any information or make any representation on behalf of Purchaser, Parent or any of their respective affiliates, not contained in this Offer to Purchase or in the related Letter of Transmittal.
We have filed with the SEC a Schedule TO, together with exhibits thereto, furnishing certain additional information with respect to the Offer, and may file amendments to our Schedule TO. In addition, Forte will file the Schedule 14D-9, together with the exhibits thereto, setting forth the Forte Board Recommendation and furnishing certain additional related information. Our Schedule TO, the Schedule 14D-9 and any exhibits or amendments thereto may be examined and copies may be obtained from the SEC in the manner described in “—Section 8—Certain Information Concerning Forte” and “—Section 9—Certain Information Concerning Parent and Purchaser” above.
Avena Merger Sub Inc.
August 6, 2026

SCHEDULE I
DIRECTORS AND EXECUTIVE OFFICERS OF ARGENX SE
The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of argenx SE are set forth below. The business address of each director and officer is Laarderhoogtweg 25 1101 EB Amsterdam. Directors of argenx SE are identified by an asterisk.

Name	Current Principal Occupation or Employment and Five-Year Employment History
Karen Massey*
Karen Massey is the Chief Executive Officer of argenx SE and serves as the Executive Director of the Board of Directors of argenx SE (“argenx SE Board”). Ms. Massey joined argenx SE in March 2023 and previously served as argenx’s Chief Operating Officer. Prior to joining argenx, from January 2014 until March 2023, Ms. Massey was with Genentech, a biotechnology company and member of the Roche Group, where she served as senior vice president of product development and global clinical operations. The principal address of Genentech is 1 DNA Way, South Francisco, CA 94080. Ms. Massey is an Australian citizen.

Tim Van Hauwermeiren*
Tim Van Hauwermeiren co-founded argenx in April 2008 and served as Chief Executive Officer of argenx SE until May 2026. He has been a member of the argenx SE Board since July 2014 and serves since May 2026 as a non-Executive Director and Chairman of the argenx SE Board. Mr. Van Hauwermeiren also serves as a member of the board of directors of each of Denali Therapeutics, Inc. (“Denali”) since November 2025 and Lexeo Therapeutics, Inc. since July 2024. Mr. Van Hauwermeiren served as a member of the board of directors of each of Aelin Therapeutics, Inc. from June 2018 until July 2023, iTeos Therapeutics, Inc. from April 2018 until May 2025 and RayzeBio, Inc. from September 2023 to February 2024. Mr. Van Hauwermeiren is a Belgian citizen.

Ana Céspedes*
Ana Céspedes serves as a member of the argenx SE Board since December 2022 and as the chairperson of the Remuneration and Nomination Committee since May 2025. Ms. Céspedes serves as the chief executive officer and president of Vitamin Angels, a global health organization dedicated to addressing malnutrition among women and children worldwide, from March 2025. The principal address of Vitamin Angels is 6500 Hollister Ave, Suite 130, Goleta, CA 93117. Prior to joining Vitamin Angels, from September 2018 to March 2025, Ms. Céspedes served as chief operating officer of the International AIDS Vaccine Initiative, where she oversaw global operations across the United States, Europe, Africa and India. The principal address of International AIDS Vaccine Initiative is 125 Broad Street, 9th Floor New York, NY 10004. Ms. Céspedes is a Spanish citizen.

Pamela Klein*
Pamela Klein serves as a member of the argenx SE Board since April 2016. Since 2008, Ms. Klein has been a principal and founder of PMK BioResearch, a company offering strategic consulting in drug development to corporate boards, management teams and the investment community. The principal address of PMK BioResearch is 231 Fort Mason, San Francisco, CA 94123. Since 2023, she has been a venture partner at Ysios Capital Partners, SGIEC, S.A.U., a venture capital firm, with a principal address of Travessera de Gràcia, 11, 8th floor 08021, Barcelona, Spain. Ms. Klein also serves as a member of the board of directors of each of Shasqi, Inc. since January 2023, Ona Therapeutics since May 2023, and Frontier Medicines Corp since January 2023. Ms. Klein is a U.S. citizen.

Brian Kotzin*
Brian Kotzin serves as a member of the argenx SE Board and as a chairperson of the research and development committee since May 2024. From April 2017 to October 2025, Dr. Kotzin held various leadership positions at Nektar Therapeutics, Inc., a biotechnology company, and most recently served as chief medical officer. The principal address of Nektar Therapeutics, Inc. is 455 Mission Bay Boulevard South, San Francisco, CA

Sch I-1

Name	Current Principal Occupation or Employment and Five-Year Employment History

94158. He also served as a member of the board of directors of each of Kyverna Therapeutics, Inc. from August 2019 to September 2024, Vera Therapeutics, Inc. from March 2020 to December 2020, and Rigel Pharmaceuticals, Inc. from April 2017 to September 2024. Dr.  Kotzin is a U.S. citizen.

Steve Krognes*
Steve Krognes serves as a member of the argenx SE Board and as a chairperson of the audit and compliance committee since February 2023. Mr. Krognes was the chief financial officer of Denali from 2015 until retiring from that position in April 2022. He has served as a member of the board of directors of Denali, a biotechnology company, since May 2022. The principal address of Denali is 161 Oyster Point Blvd., South San Francisco, CA 94080. He serves as a member of the board of directors of each of Alveus Therapeutics Inc. since March 2026, Pliant Therapeutics, Inc. since June 2024, ClavystBio since September 2023, and Guardant Health, Inc. since July 2022. Mr. Krognes is a U.S. and Norwegian citizen.

Anthony Rosenberg*
Anthony Rosenberg serves as a member of the argenx SE Board since April 2017 and as vice-chairperson of the argenx SE Board since May 2025. Since April 2015, Mr. Rosenberg has served as chief executive officer of TR Advisory Services GmbH, his own consultancy firm advising on business development, licensing, and mergers and acquisitions. The principal address of TR Advisory Services GmbH is Im Singeisenhof 9, 4125 Riehen, Switzerland. Mr. Rosenberg also serves as chairman of the board of directors of each of NUCLIDIUM AG since October 2025, Cullinan Therapeutics, Inc. since May 2020, and Oculis SA since April 2018. Mr. Rosenberg is a UK citizen.

Camilla Sylvest*
Camilla Sylvest serves as a member of the argenx SE Board since September 2022. Ms. Sylvest also serves as member of the board of directors of each of Getinge AB since April 2026, Zealand Pharma A/S since May 2026, and Brenus-Pharma since June 2026. From August 1996 until April 2025, Ms. Sylvest held various leadership positions at Novo Nordisk A/S, a global healthcare and pharmaceutical corporation, most recently serving as the executive vice president of commercial strategy and corporate affairs. The principal address of Novo Nordisk A/S is Novo Allé 1, 2880 Bagsværd, Denmark. Ms. Sylvest is a Danish citizen.

Filip Borgions
Filip Borgions joined argenx SE in 2015 and serves as Chief Technology Innovation Officer since April 2025, where he oversees all process, formulation and device development activities as well as clinical and commercial manufacturing operations and supply. Mr. Borgions is a Belgian citizen.

Beth DelGiacco
Beth DelGiacco joined argenx SE in June 2018 and serves as the Vice President of Corporate Affairs, leading global activities across communications, investor relations, policy, corporate advocacy and stakeholder strategy. Ms. DelGiacco is a U.S. citizen.

Karl Gubitz
Karl Gubitz serves as the Chief Financial Officer of argenx SE since June 2021. Prior to joining argenx SE, Mr. Gubitz worked at Pfizer Inc., a pharmaceutical company, from September 2003 to June 2021, most recently as vice president of finance within the global oncology business. The principal address of Pfizer Inc. is 66 Hudson Boulevard East, New York, NY 10001. Mr. Gubitz is a South African and U.S. citizen.

Arjen Lemmen
Arjen Lemmen joined argenx SE in May 2016 and serves as the Vice President of Corporate Development & Strategy since June 2019. Since March 2023, Mr. Lemmen also serves on the board of directors of OncoVerity, Inc. Mr. Lemmen is a Dutch citizen.

Sch I-2

Name	Current Principal Occupation or Employment and Five-Year Employment History
Hemamalini (Malini) Moorthy
Malini Moorthy serves as the General Counsel and Corporate Secretary of argenx SE since February 2022. From September 2018 until February 2022, she was senior vice president and chief deputy general counsel of legal, compliance, and government affairs at Medtronic plc, a medical device company, where she played a pivotal role in shaping and driving enterprise and functional strategies. The principal address of the operational headquarters of Medtronic plc is 710 Medtronic Pkwy, Minneapolis, MN 55432. Ms. Moorthy is a Canadian and U.S. citizen.

Sandrine Piret-Gerard
Sandrine Piret-Gerard serves as Chief Commercialization Officer at argenx SE since January 2026, where she leads argenx’s commercial and medical affairs & evidence generation organization, with a focus on driving sustainable growth and expanding patient access to argenx’s medicines worldwide. Prior to joining argenx SE, from February 2022 until December 2025, she served as senior vice president, U.S. commercial at Gilead Sciences, a biopharmaceutical company, where she was responsible for commercializing the company’s medicines in the U.S. across virology and oncology. The principal address of Gilead Sciences is 333 Lakeside Drive, Foster City, CA 94404. Ms. Piret-Gerard is a Belgian citizen.

Achim Plueckebaum
Achim Plueckebaum serves as Head of Digital Technology at argenx SE since September 2025, where he leads argenx’s digital technology organization Prior to joining argenx SE, from August 2023 until August 2025 he served as CDIO at Bachem, a contract development and manufacturing organization. The principal address of Bachem is Hauptstrasse 144 4416 Bubendorf, Switzerland. From April 2006 until July 2023, Mr. Plueckebaum held various leadership positions at Novartis, a pharmaceutical company, most recently serving as senior vice president of head data42. The principal address of Novartis is Fabrikstrasse 2, CH-4056 Basel, Switzerland. He also serves as a member of the board of directors of each of Health Data Technologies GmbH since November 2023 and Semalytix GmbH since March 2026, and serves as strategic advisor to Moleculeo since March 2026. Mr. Plueckebaum is a Swiss and German citizen.

Luc Truyen
Luc Truyen serves as the Chief Medical Officer of argenx SE since April 2022 and previously served as the head of research and development operations management from September 2021 to April 2022. Prior to joining argenx SE, from May 1998 until August 2021, Dr. Truyen held various leadership positions at Johnson & Johnson (and its subsidiary companies), a pharmaceutical company, most recently serving as global head of development and external affairs in neuroscience. The principal address of Johnson & Johnson is 1 Johnson and Johnson Plaza, New Brunswick, NJ 08933. Dr. Truyen is a Belgian and U.S. citizen.

Peter Ulrichts
Peter Ulrichts serves as the Chief Scientific Officer of argenx SE since January 2023. In this role, he oversees the development of all clinical and pre-clinical compounds within argenx’s pipeline. Mr. Ulrichts has served in various roles at argenx since he joined in 2010, including, most recently, as argenx’s head of clinical science. Mr. Ulrichts is a Belgian citizen.

Andria Wilk
Andria Wilk serves as Global Head of Quality of argenx SE since January 2020. Since July 2024, Ms. Wilk also serves on the board of directors of the European Forum for Good Clinical Practice. Ms. Wilk is a UK citizen.

Sch I-3

DIRECTORS AND EXECUTIVE OFFICERS OF PARENT
The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years, of each manager and executive officer of Parent are set forth below. The business address of each manager and officer is Industriepark Zwijnaarde 7, Building C, 9052 Zwijnaarde (Ghent). Directors of Parent are identified by an asterisk.

Name	Current Principal Occupation or Employment and Five-Year Employment History
Filip Borgions*
Filip Borgions serves as a member of the Board of Directors of Parent (“Parent Board”) since November 2025. Mr. Borgions joined argenx SE in 2015 and serves as Chief Technology Innovation Officer at argenx SE since April 2025, where he oversees all process, formulation and device development activities as well as clinical and commercial manufacturing operations and supply. Mr. Borgions is a Belgian citizen.

Arjen Lemmen*
Arjen Lemmen serves as a member of the Parent Board since November 2025. Mr. Lemmen joined argenx SE in May 2016 and also serves as the Vice President of Corporate Development & Strategy since June 2019. Since March 2023, Mr. Lemmen has also served on the board of directors of OncoVerity, Inc. Mr. Lemmen is a Dutch citizen.

Roel Ligteringen*
Roel Ligteringen serves as a member of the Parent Board since November 2025. Mr. Ligteringen joined Parent in March 2025 as Group Controller (VP Finance). Prior to joining Parent, from 2011 until December 2024, Mr. Ligteringen held various positions at Deloitte Accountants B.V., most recently serving as director. The principal address of Deloitte Accountants B.V. is Wilhelminakade 1, 3072 AP Rotterdam, Netherlands. Mr. Ligteringen is a Dutch citizen.

Sch I-4

DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER
The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years, of each director and executive officer of Purchaser are set forth below. The business address of each director and officer is 33 Arch Street, 32nd Floor Boston, MA 02110. Directors of Purchaser are identified by an asterisk.

Name	Current Principal Occupation or Employment and Five-Year Employment History
Arjen Lemmen*
Arjen Lemmen serves as President of Purchaser and member of the Board of Directors of Purchaser (“Purchaser Board”) since July 2026. Mr. Lemmen joined argenx SE in May 2016 and also serves as the Vice President of Corporate Development & Strategy since June 2019. Since March 2023, Mr. Lemmen has also served on the board of directors of OncoVerity, Inc. Mr. Lemmen is a Dutch citizen.

Karl Gubitz*
Karl Gubitz serves as Vice President and Treasurer of Purchaser and member of the Purchaser Board since July 2026. Mr. Gubitz also serves as the Chief Financial Officer of argenx SE since June 2021. Prior to joining argenx SE, Mr. Gubitz worked at Pfizer Inc., a pharmaceutical company, from September 2003 to June 2021, most recently as vice president of finance within the global oncology business. The principal address of Pfizer Inc. is 66 Hudson Boulevard East, New York, NY 10001. Mr. Gubitz is a South African and U.S. citizen.

Hemamalini (Malini) Moorthy*
Hemamalini (Malini) Moorthy serves as Vice President and Secretary of Purchaser and member of the Purchaser Board since July 2026. Ms. Moorthy also serves as the General Counsel and Corporate Secretary of argenx SE since February 2022. From September 2018 until February 2022, she was senior vice president and chief deputy general counsel of legal, compliance, and government affairs at Medtronic plc, a medical device company, where she played a pivotal role in shaping and driving enterprise and functional strategies. The principal address of the operational headquarters of Medtronic plc is 710 Medtronic Pkwy, Minneapolis, MN 55432. Ms. Moorthy is a Canadian and U.S. citizen.

Sch I-5

The Letter of Transmittal and any required documents should be sent to the Depositary at one of the addresses set forth below:
The Depositary for the Offer is:
Computershare Trust Company, N.A.

By Registered, Certified Mail or Overnight Courrier:

Computershare Trust Company, N.A.
c/o Voluntary Corporate Actions; COY: TOCA
150 Royall Street, Suite V
Canton, MA 02021
By First Class Mail:

Computershare Trust Company, N.A.
c/o Voluntary Corporate Actions; COY: TOCA
P.O. Box 43011
Providence, RI 02940-3011
If you have questions or need additional copies of this Offer to Purchase and the Letter of Transmittal, you may contact the Information Agent at its address and telephone numbers set forth below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.
The Information Agent for the Offer is:
Innisfree M&A Incorporated

Innisfree M&A Incorporated
501 Madison Avenue, 20th floor
New York, New York 10022
Stockholders may call toll free: (877) 750-2689
Banks and Brokers may call collect: (212) 750-5833